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                               PURCHASE AGREEMENT

                                  BY AND AMONG

                              CHS ELECTRONICS, INC.

                                    AS BUYER

                                       AND

                                 MERISEL, INC.,

                                       AND

                              MERISEL EUROPE, INC.

                                   AS SELLERS

                           DATED AS OF AUGUST 29, 1996

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                                TABLE OF CONTENTS

                                                                            PAGE
Background..................................................................  1

Terms    ...................................................................  1

ARTICLE 1  THE TRANSACTIONS.................................................  1
           1.1        Sale and Purchase of the Stock and Europe
                           Assets...........................................  1
           1.2        Purchase Price; Post-Closing Adjustments;
                           Payment..........................................  2
           1.3        Closing...............................................  7

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF SELLERS........................  8
           2.1        Organization..........................................  8
           2.2        Capitalization and Ownership: Power and
                           Authority........................................  9
           2.3        Subsidiaries..........................................  9
           2.4        Qualification; Location of Business and Assets........  9
           2.5        Authorization and Enforceability...................... 10
           2.6        No Violation of Laws or Agreements.................... 10
           2.7        Financial Statements.................................. 12
           2.8        No Undisclosed Liabilities............................ 13
           2.9        No Changes............................................ 13
           2.10       Taxes  ............................................... 15
           2.11       Inventory............................................. 17
           2.12       Accounts Receivable................................... 17
           2.13       No Pending Litigation or Proceedings.................. 17
           2.14       Contracts; Compliance................................. 18
           2.15       Compliance With Laws.................................. 18
           2.16       Consents.............................................. 19
           2.17       Title  ............................................... 19
           2.18       Real Estate........................................... 20
           2.19       Transactions with Related Parties..................... 20
           2.20       Condition of Assets................................... 20
           2.21       Compensation Arrangements; Officers and
                           Directors........................................ 20
           2.22       Labor Relations....................................... 21
           2.23       Products Liability.................................... 21
           2.24       Insurance............................................. 21
           2.25       Patents and Intellectual Property Rights.............. 22
           2.26       Employee Benefits..................................... 22
           2.27       Brokerage............................................. 25
           2.28       Questionable Payments................................. 25
           2.29       Disclosure............................................ 25

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF BUYER.......................... 26
           3.1        Organization.......................................... 26
           3.2        Power and Authority................................... 26
           3.3        Authorization and Enforceability...................... 26
           3.4        Brokerage............................................. 26
           3.5        Securities Act........................................ 26
           3.6        No Violation of Laws or Agreements.................... 26
           3.7        Consents.............................................. 27
           3.8        Litigation............................................ 27
           3.9        Financing............................................. 27

                                       (i)


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           3.10       Disclosure............................................ 27

ARTICLE 4  CERTAIN OBLIGATIONS OF THE PARTIES............................... 28
           4.1        Conduct of Business Pending Closing................... 28
           4.2        Insurance............................................. 30
           4.3        Fulfillment of Agreements by Sellers.................. 30
           4.4        Access, Information and Documents..................... 31
           4.5        Exclusivity........................................... 31
           4.6        Section 338(h)(10) Election........................... 32
           4.7        Resignations.......................................... 32
           4.8        Accounts Payable...................................... 32
           4.9        Fulfillment of Agreements by Buyer.................... 32
           4.10       Elimination of 30-Day Automatic Return Policy......... 33

ARTICLE 5  CONDITIONS TO CLOSING; TERMINATION............................... 33
           5.1        Conditions Precedent to Obligations of Buyer.......... 33
           5.2        Conditions Precedent to the Obligations of
                           Sellers.......................................... 36
           5.3        Termination........................................... 37

ARTICLE 6  CERTAIN ADDITIONAL COVENANTS..................................... 39
           6.1        Costs and Expenses.................................... 39
           6.2        Covenant Not to Compete............................... 39
           6.3        Confidential Information.............................. 40
           6.4        Indemnification By Sellers............................ 40
           6.5        Indemnification by Buyer.............................. 42
           6.6        Indemnification Procedures............................ 42
           6.7        Claims Against Latin America, Mexico or any
                           Subsidiary....................................... 44
           6.8        European Anti-Competition Legislation................. 44
           6.9        Brokers............................................... 44
           6.10       Access ............................................... 44
           6.11       Cooperation With Respect to Tax Matters............... 45
           6.12       Released Obligations.................................. 46
           6.13       Employee Obligations.................................. 46
           6.14       Reduction of Revolving Credit Agreement............... 47
           6.15       Fulfillment Agreement................................. 47
           6.16       Audits of Purchased Entities.......................... 47

ARTICLE 7  MISCELLANEOUS.................................................... 47
           7.1        Nature and Survival of Representations................ 47
           7.2        Certain Definitions................................... 47
           7.3        Notices............................................... 49
           7.4        Successors and Assigns................................ 49
           7.5        Governing Law......................................... 49
           7.6        Headings.............................................. 49
           7.7        Counterparts.......................................... 50
           7.8        Further Assurances.................................... 50
           7.9        Amendment and Waiver.................................. 50
           7.10       Entire Agreement...................................... 50
           7.11       Interpretations....................................... 50
           7.12       Attorney's Fees....................................... 50
           7.13       Public Announcement................................... 51
           7.14       Knowledge of Sellers and Buyer........................ 51
           7.15       Material Adverse Effect............................... 51

                                      (ii)

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                                LIST OF SCHEDULES

Schedule 1.1       Europe Assets and Assumed Liabilities
Schedule 2.1       List of Subsidiaries
Schedule 2.2       Capitalization
Schedule 2.4       Jurisdictions of Qualification; Location of
                   Business and Assets
Schedule 2.6       No Violations
Schedule 2.7       July Balance Sheets
Schedule 2.8       No Undisclosed Liabilities
Schedule 2.9       Changes Since Balance Sheet Date
Schedule 2.10      Taxes
Schedule 2.11      Inventory
Schedule 2.13      Pending Litigation or Proceedings
Schedule 2.14      Contracts
Schedule 2.15      Compliance with Laws
Schedule 2.16      Consents
Schedule 2.17      Permitted Liens and Encumbrances
Schedule 2.18      Real Estate
Schedule 2.19      Transactions with Related Parties
Schedule 2.20      Condition of Assets
Schedule 2.21      Compensation Arrangements, Bank Accounts and
                   Officers and Directors
Schedule 2.22      Labor Relations
Schedule 2.23      Products Liability
Schedule 2.24      Insurance
Schedule 2.25      Patents and Intellectual Property Rights
Schedule 2.26      Employee Benefit Plans
Schedule 4.1(b)    Preservation of Business
Schedule 4.1(c)    Material Transactions
Schedule 4.6       Consolidated Group
Schedule 5.1(viii) Executive Management
Schedule 5.1(xx)   Miami, Florida Leases
Schedule 6.11      Cooperation Group
Schedule 6.12      Guarantees
Schedule 6.13      Certain Employees
Schedule 7.14      Individuals with Knowledge

LIST OF EXHIBITS

      Exhibit A    Formula to Adjust Net Book Value of Merisel
                   Europe, Inc.
      Exhibit B    Escrow Agreement
      Exhibit C    Landlord Estoppel Certificate
      Exhibit D    Vendors

                                      (iii)

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                               PURCHASE AGREEMENT

         THIS IS A PURCHASE AGREEMENT (the "Agreement") dated August 29, 1996 by and among CHS Electronics, Inc., a Florida corporation ("Buyer"), and Merisel, Inc., a Delaware corporation ("Merisel"), and Merisel Europe, Inc., a Delaware corporation ("Europe"). Merisel and Europe are collectively referred to herein as the "Sellers."

                                   BACKGROUND

         Merisel, through a wholly-owned subsidiary, owns all of the issued and outstanding capital stock (the term "capital stock" shall mean, for purposes of this Agreement, ownership interest, which may be measured in terms of stock or registration with the appropriate governmental agency) of Merisel Latin America, Inc. ("Latin America" and with respect to its capital stock, the "Latin America Stock") and Merisel Mexico S.A. de C.V. ("Mexico" and with respect to its capital stock, the "Mexico Stock") (the Latin America Stock and the Mexico Stock are collectively referred to herein as the "Latin/Mexico Stock"). Europe owns all of the issued and outstanding capital stock of the European Subsidiaries (as such term is defined in Section 2.1) (such stock is collectively referred to herein as the "Europe Stock" and together with the Latin/Mexico Stock, the "Stock") and certain assets as set forth on Schedule 1.1 (the "Europe Assets"). Buyer desires to purchase and Sellers desire to sell the Europe Stock, the Latin America Stock and the Mexico Stock and the Europe Assets on the terms and subject to the conditions set forth in this Agreement.

                                      TERMS

         In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                THE TRANSACTIONS

         1.1 SALE AND PURCHASE OF THE STOCK AND EUROPE ASSETS. At the Closing referred to in SECTION 1.3 below, Sellers will sell and assign to Buyer, and Buyer will purchase from Sellers, the Stock and Europe Assets, as set forth on
SCHEDULE 1.1 hereto, free and clear of all liens and encumbrances of any nature whatsoever except as set forth in SCHEDULE 2.17. Buyer will assume the liabilities and obligations set forth on SCHEDULE 1.1.

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         1.2      PURCHASE PRICE; POST-CLOSING ADJUSTMENTS; PAYMENT.

                  (a) PURCHASE PRICE. The aggregate purchase price for all of the Stock and the Europe Assets (the "Purchase Price") shall be as follows: (i) Forty Million Dollars ($40,000,000) for the Latin America Stock and the Mexico Stock, subject to adjustment as set forth in Section 1.2(d)(ii) hereof (the "Latin/Mexico Purchase Price"), (ii) with respect to the Europe Stock, an amount equal to the Total Adjusted Capital of the European Subsidiaries and (iii) with respect to the Europe Assets, the book value of the Europe Assets (the "Europe Assets Value") as of the Closing Date (the aggregate of items (ii) and (iii) are defined as the "Purchase Price of Europe Stock and the Europe Assets"). Each of the Latin/Mexico Purchase Price and the Purchase Price of the Europe Stock and the Europe Assets shall be apportioned between the Latin American Stock and the Mexico Stock and among the Europe Stock and Europe Assets, respectively, in accordance with the apportionment schedules set forth on Schedule 1.2(a). "Total Adjusted Capital of the European Subsidiaries" is hereby defined to be Net Assets, excluding any Amounts Due to or from Related Parties, as defined hereafter, as adjusted by the formula set forth in Exhibit A. "Net Assets" is defined as assets reflected on the Europe Closing Balance Sheet (as such term is defined in Section 1.2(c)(i)) increased by any receivables subject to the Asset Amortization Agreement (as such term is defined in Section 1.2(b), but decreased by liabilities to third parties reflected on such balance sheet. The Europe Closing Balance Sheet shall be deemed to have cash on hand and marketable securities of no more than $500,000, with the excess being distributed to Sellers immediately upon the determination of the actual amount thereof. "Amounts Due to or from Related Parties" shall include any payables to or receivables from Related Parties (as such term is defined in Section 2.19) including, without limitation, any amounts outstanding under the Revolving Credit Agreement dated as of December 26, 1993 and amended and restated as of April 12, 1996 among Europe and Merisel America, Inc. as borrowers and Citicorp USA Inc. as agent (the "Revolving Credit Agreement") and intercompany tax accounts but excluding deferred tax liabilities and deferred tax assets which will be assumed by the Buyer. The Purchase Price shall be further reduced by (X) $4 million for the cost of eliminating duplicative facilities and severance of redundant personnel and relocation costs and (Y) $3,216,000 representing the rent payable under certain leases in the Netherlands during the 12 months following the Closing Date. Attached as Schedule 1.2(a) is a sample calculation of what the Purchase Price would be if the same were determined on the June 30, 1996 balance sheet. Merisel and Buyer shall cause a physical inventory to be taken on the Closing Date in connection with the foregoing calculation.

                  (b) PAYMENTS. The Purchase Price shall be payable as follows: on the Closing Date, Buyer shall pay (i) to Europe, by wire transfer, a cash amount (the "Europe Cash Payment") equal to the Estimated Purchase Payment Amount (as defined below) less Ten

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Million Dollars ($10,000,000) and less the amount payable to Deutsche Financial
Services (UK) Ltd. under the Asset Amortization Agreement as of the Closing Date, (ii) to Merisel, by wire transfer, a cash amount (the "Latin/Mexico Cash Payment") equal to Forty Million Dollars ($40,000,000) and (iii) to an escrow agent reasonably satisfactory to Buyer and Sellers ("Escrow Agent"), by wire transfer, a cash amount equal to Ten Million Dollars ($10,000,000) (the "Escrow Payment") to be held in accordance with the terms of the escrow agreement in the form of Exhibit B (the "Escrow Agreement"). For purposes of this Agreement, the term "Estimated Purchase Payment Amount" means the dollar amount of an estimate of the Purchase Price of the Europe Stock and Europe Assets, prepared by Europe in good faith based upon the combining balance sheets and underlying supporting information of Europe and the European Subsidiaries as of August 31, 1996, which estimate shall be in reasonable detail with supporting documentation and shall be subject to the approval of Buyer (such approval not to be unreasonably withheld). In addition, Buyer shall assume the liability of Europe under the Asset Amortization Agreement between Deutsche Financial Services, (UK) Ltd., and Merisel (U.K.) Limited dated as of October 12, 1995 (the "Asset Amortization Agreement") and the liabilities and obligations set forth on SCHEDULE 1.1.

                  (c) REGARDING THE CLOSING BALANCE SHEETS. (i) Promptly after the Closing Date, but in any event no later than 60 days after the Closing Date, Europe shall prepare and deliver to Buyer, or cause to be prepared and delivered to Buyer, a combining balance sheet of the European Subsidiaries and Europe Assets as of the close of business on the Closing Date (the "Europe Closing Balance Sheet"), together with the draft audit report of Deloitte & Touche, LLP thereon. The Europe Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied consistently with those U.S. GAAP principles applied in the preparation of the 1995 Balance Sheets (as defined in SECTION 2.7) (such accounting principles being, the "Accounting Principles"), except that the accounts receivable and inventory on the Europe Closing Balance Sheet will be valued utilizing the adjustments listed in Exhibit A. In addition, the combining closing balance sheet will convert foreign currencies to U.S. dollars at the closing exchange rate published in the Wall Street Journal as of the Closing Date, and the Europe Closing Balance Sheet will be prior to the application of purchase accounting and recordation of the transactions contemplated in the Agreement. MIFINCO, Inc.'s investment in shares of Merisel France, Inc. and Mexico will be valued at zero for the combining Closing Balance Sheet. The report of Deloitte & Touche, LLP shall state (without qualification as to scope of audit or other matters) that in their opinion the Europe Closing Balance Sheet presents fairly in all material respects, the net assets of Europe sold as of the Closing Date, on the basis of accounting defined in this Agreement and Exhibit A. The Europe Closing Balance Sheet shall be subject to the review of Grant Thornton L.L.P. The parties shall allow and cause the European Subsidiaries to allow the parties, Grant

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Thornton, L.L.P. and other representatives of the parties full and complete access to all work papers, books and records and all additional information used in preparing the Europe Closing Balance Sheet and will make their and the European Subsidiaries' officers and employees reasonably available to discuss with the parties and their representatives such papers, books, records and information. Buyer and its representatives shall be provided complete access to all work papers and other information used by Deloitte & Touche, LLP in examining the Europe Closing Balance Sheet which are not proprietary to Deloitte & Touche, LLP and Sellers and their representatives shall be provided complete access to all work papers and other information used by Grant Thornton, L.L.P. in reviewing the Europe Closing Balance Sheet which are not proprietary to Grant Thornton, LLP. The Europe Closing Balance Sheet, when delivered by Europe to Buyer, shall be deemed final, conclusive and binding on the parties and will be deemed to be the Europe Closing Balance Sheet, upon which the Purchase Price of the Europe Stock and the Europe Assets will be based, unless either Europe or Buyer notifies the other, within 10 days after receipt of the Europe Closing Balance Sheet, of its disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If neither Europe nor Buyer disagrees with the draft Europe Closing Balance Sheet, Deloitte & Touche, LLP will issue their final audit report. In the event that the parties agree the Purchase Price of the Europe Stock and the Europe Assets is higher (or lower) than the Estimated Purchase Price Amount and agree on the minimum amount of such difference, pending resolution of any other disagreements, such minimum amount shall be paid by the Escrow Agent from the Escrow Fund (as defined in the Escrow Agreement) to Europe (if the Purchase Price of the Europe Stock and the Europe Assets is higher than the Estimated Purchase Price Amount), or to Buyer (if the Purchase Price of the Europe Stock and the Europe Assets is lower than the Estimated Purchase Price Amount). If there is a disagreement, and such disagreement cannot be resolved by Buyer and Europe (each of which shall use their "reasonable efforts" to so resolve the claim) within 30 days following the receipt by Europe of the Europe Closing Balance Sheet, the items in dispute shall be submitted to a nationally recognized firm of independent auditors acceptable to both Buyer and Europe (or, in the absence of agreement, the auditing firm of KPMG Peat Marwick L.L.P.) (the "Resolution Accountants"). The sole function of the Resolution Accountants shall be to select as most accurately reflecting the Europe Closing Balance Sheet, without adjustment or alteration, the Europe Closing Balance Sheet submitted by Buyer or the Europe Closing Balance Sheet submitted by Europe as the true Europe Closing Balance Sheet, and the determination by such independent auditing firm shall be binding and conclusive upon the parties. If the Resolution Accountants select the Europe Closing Balance Sheet submitted by Buyer, Europe shall pay the fees and expenses of the Resolution Accountants; if the Resolution Accountants select the Europe Closing Balance Sheet submitted by Europe, Buyer shall pay the fees and expenses of the Resolution Accountants. Europe shall

                                      - 4 -

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pay the cost of the fees and expenses of Deloitte & Touche, L.L.P. and Buyer shall pay the cost of the fees and expenses of Grant Thornton L.L.P. There shall be no adjustment to the Purchase Price unless and until such adjustment exceeds $250,000 and only to the extent of that excess of $250,000.

                              (ii) Promptly after the Closing Date, but in any
event no later than 60 days after the Closing Date, Merisel shall prepare and deliver to Buyer, or cause to be prepared and delivered to Buyer, a combining balance sheet of Latin America and Mexico (the "Latin/Mexico Closing Balance Sheet") as of the close of business on the Closing Date, together with the draft audit report of Deloitte & Touche, LLP thereon. The Latin/Mexico Closing Balance Sheet shall be prepared in accordance with U.S. GAAP applied consistently with those U.S. GAAP principles applied in the preparation of the 1995 Balance Sheets, except that the Latin/Mexico Closing Balance Sheet will convert Mexican pesos to U.S. dollars at the closing exchange rate published in the Wall Street Journal as of the Closing Date and the Latin/Mexico Closing Balance Sheet will be prior to the application of purchase accounting and recordation of the transactions contemplated in this Agreement (the "Latin American Accounting Principles"). The report of Deloitte & Touche, L.L.P. shall state (without qualification as to scope of audit or other matters) that in their opinion the Latin/Mexico Closing Balance Sheet presents fairly in all material respects, the net assets of Mexico and Latin America sold as of the Closing Date, on the basis of the Latin American Accounting Principles defined in this Agreement. The parties shall allow and cause Latin America and Mexico to allow the parties, Grant Thornton, L.L.P. and other representatives of the parties, full and complete access to all work papers, books and records and all additional information used in preparing the Latin/Mexico Closing Balance Sheet and will make their and will use their reasonable efforts to make Latin America's and Mexico's officers and employees available to discuss with the parties and their representatives such papers, books, records and information. Buyer and all its representatives shall be provided complete access to all work papers and other information used by Deloitte & Touche, LLP in auditing the Latin/Mexico Closing Balance Sheet which are not proprietary to Deloitte & Touche LLP and Sellers and their representatives should be provided complete access to all work papers and other information used by Grant Thornton L.L.P. in reviewing the Latin/Mexico Closing Balance Sheet which are not proprietary to Grant Thornton L.L.P. The Latin/Mexico Closing Balance Sheet, when delivered by Sellers to Buyer, shall be deemed final, conclusive and binding on the parties and will be deemed to be the Latin/Mexico Closing Balance Sheet upon which the Latin/Mexico Purchase Price may be adjusted, unless either Merisel or Buyer notifies the other, within 10 days after receipt of the Latin/Mexico Closing Balance Sheet, of its disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If neither Sellers nor Buyer disagrees with the draft Latin/Mexico Closing Balance Sheet, Deloitte & Touche, LLP will

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issue their final audit report. If such disagreement cannot be resolved by Buyer and Merisel (each of which shall use their "reasonable efforts" to so resolve the claim) within 30 days following the receipt from Latin America and Mexico of the Latin/Mexico Closing Balance Sheet, the items in dispute shall be submitted to the Resolution Accountants. The sole function of the Resolution Accountants shall be to select as most accurately reflecting the Latin/Mexico Closing
Balance Sheet, without adjustment or alteration, the Latin/Mexico Closing
Balance Sheet submitted by Buyer to the Resolution Accountants, which closing balance sheet reflects the results of any previous discussions between the parties or the Latin/Mexico Closing Balance Sheet submitted by Merisel to the Resolution Accountants, which closing balance sheet reflects the results of any previous discussions between the parties as the true Latin/Mexico Closing
Balance Sheet, and the determination by such independent auditing firm shall be binding and conclusive upon the parties. If the Resolution Accountants select the Latin/Mexico Closing Balance Sheet submitted by Buyer, Merisel shall pay the fees and expenses of the Resolution Accountants; if the Resolution Accountants select the Latin/Mexico Closing Balance Sheet submitted by Merisel, Buyer shall pay the fees and expenses of the Resolution Accountants. Merisel shall pay the cost of the fees and expenses of Deloitte & Touche, LLP and Buyer shall pay the cost of the fees and expenses of Grant Thornton L.L.P.

                              (iii) The balance sheet of each European
Subsidiary to be used in the preparation of the Europe Closing Balance Sheet and the balance sheet of each entity included in the Latin/Mexico Closing Balance Sheet shall be prepared by the individual who is the Managing Director and the individual who is the Chief Financial Officer of the respective entity on the date hereof. If one of these individuals is unavailable, the other will act solely. Grant Thornton, L.L.P. shall be permitted to review the draft balance sheets and work papers of each entity prepared under the supervision of said individuals. Buyer shall have the right to meet with Deloitte & Touche, LLP in conjunction with their planning of the procedures with respect to the audit of the Europe Closing Balance Sheet and the Latin/Mexico Balance Sheet, such approval not to be unreasonably withheld.

                  (d) POST-CLOSING DETERMINATION.

                              (i) To the extent that the Estimated Purchase
Payment Amount shall have been more than the sum of the Total Adjusted Capital of the European Subsidiaries and Europe Assets Value, the amount of such difference (less any interim payments to Buyer pursuant to SECTION 1.2(C)(i)) shall be paid to Buyer by Escrow Agent in accordance with the terms of the Escrow Agreement within five business days after the determination of such amount. The balance of the Escrow Fund together with interest earned on all amounts distributed to Seller, if any, shall thereafter be paid to Seller. To the extent the amount of the Escrow Fund is insuffici-

                                      - 6 -

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ent to pay to Buyer the excess of the Estimated Purchase Payment Amount over the
Total Adjusted Capital of the European Subsidiaries and the Europe Assets Value, Merisel shall pay to Buyer any shortfall within five business days of the determination of such amount by wire transfer. To the extent that the Estimated Purchase Payment Amount is less than the Total Adjusted Capital of the European Subsidiaries and the Europe Assets Value, the total Escrow Payment plus a cash consideration equal to the amount of any remaining difference (less any interim payments to Europe, pursuant to Section 1.2(c)(i)) shall be paid by Buyer to Europe, within five business days after the determination of such amount, by wire transfer. Notwithstanding anything to the contrary in this Agreement, the terms of the Escrow Agreement shall govern all payments to Buyer or Europe from the Escrow Fund.

                              (ii) To the extent that the amount of the
shareholders equity of Latin America and Mexico as set forth on the Latin/Mexico Closing Balance Sheet, assuming all liabilities of Latin America and Mexico to Merisel or any of its other affiliates have been capitalized (the "Closing Equity Value"), is less than the sum of (x) the amount of adjusted shareholders equity of Latin America and Mexico as of June 30, 1996 which the parties hereby agree is $36,698,191 computed as shown on Schedule 1.2(a) plus (y) the net pretax earnings of Latin America and the net earnings of Mexico between July 1, 1996 and the Closing Date as reflected in the monthly financial statements of Latin America and Mexico plus any provision which would increase the reserve for inventory, receivables and/or other accruals in excess of normal provisions for inventory, receivables and/or other accruals, computed consistently with past practice, less (z) $1.5 million (the "Minimum Latin/Mexico Equity Value"), the amount of such difference shall be deducted from the Escrow Fund and paid to Buyer by Escrow Agent in accordance with the terms of the Escrow Agreement within five business days after the determination of such amount; provided, however, that no amount in excess of $2,000,000 shall be so deducted. The balance of the Escrow Fund, if any, shall thereafter be paid to Merisel unless further obligations exist under Section 1.2(d)(i), in which case the funds shall continue to be held in accordance with that Section. To the extent that the amount of the Escrow Fund is insufficient to pay to Buyer the excess of the Minimum Latin/Mexico Equity Value over the Closing Equity Value, Merisel shall pay to Buyer any shortfall within five business days after the determination of such amount, by wire transfer. Notwithstanding anything to the contrary in this Agreement, the terms of the Escrow Agreement shall govern all payments to Buyer or Merisel from the Escrow Fund.

         1.3 CLOSING.

                  (a) TIME AND PLACE. The closing under this Agreement (the "Closing") will take place at 9:00 a.m., local time, on September 27, 1995 as prescribed by Section 4.8 hereof or on such later date as the conditions precedent contained in Section 5.1 and

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

5.2 hereof are satisfied or waived (subject, however, to the provisions of Section 5.3(a)(iv)), at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida, or at such other time, date or place as the parties shall mutually agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  (b) DELIVERIES AND PROCEEDINGS AT THE CLOSING. At the Closing:

                              (i) DELIVERIES BY EUROPE. Europe will deliver to
Buyer (A) certificates evidencing its shares of the Europe Stock accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to Buyer good title to the Europe Stock, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature, and (B) such documents and instruments of conveyance, including but not limited to, bills of sale, warranty deeds, assignments, or their equivalents, as shall be sufficient to convey to the Buyer all right, title and interest in and to the Europe Assets, free and clear of all liens, mortgages, pledges, claims, encumbrances or other restrictions or limitations whatsoever except as set forth on Schedule 2.17.

                              (ii) DELIVERIES BY MERISEL. Merisel will deliver
to Buyer certificates evidencing its shares of the Latin/Mexico Stock accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to Buyer good title to the Latin/Mexico Stock, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature.

                              (iii) DELIVERIES BY BUYER. Buyer will deliver (A)
to Europe the Europe Cash Payment, (B) to Merisel the Latin/Mexico Cash Payment and (C) to the Escrow Agent the Escrow Payment.

                              (iv) OTHER DELIVERIES. The closing certificates,
opinions of counsel and other documents required to be delivered pursuant to this Agreement will be exchanged.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         The Sellers represent and warrant to Buyer as follows, except as set forth in the Disclosure Schedule attached hereto specifically identifying the Section number to which it relates:

         2.1 ORGANIZATION. Each of Merisel, Europe, Latin America and Mexico is a corporation duly organized, validly existing and in good standing under the laws of Delaware, Delaware, Delaware and Mexico, respectively. Each Subsidiary of Europe listed on SCHEDULE 2.1 (the "European Subsidiaries"), and any subsidiaries of Latin America and Mexico (the "Latin/Mexico Subsidiaries") listed on SCHEDULE 2.1 (each a "Subsidiary" and, collectively, the "Subsidiaries") is duly organized, validly existing and in good standing (to the extent such concept is applicable) in the countries of their organization. Each of Merisel, Europe, Latin America, Mexico, and the Subsidiaries has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted, except in each such case as would not have a Material Adverse Effect. The copies of each of Merisel's, Europe's, Latin America's, Mexico's and the Subsidiaries' charter documents, as amended to date, which have been delivered to Buyer, are correct and complete and are in full force and effect.

         2.2 CAPITALIZATION AND OWNERSHIP: POWER AND AUTHORITY. Set forth on
SCHEDULE 2.2 is a list of the authorized and outstanding capital stock of Latin America, Mexico and each of the Subsidiaries together with the holders thereof. All of the foregoing outstanding shares have been duly authorized, validly issued and are fully paid and nonassessable. None of such shares were issued in violation of the terms of any agreement or other understanding, and all were issued in compliance with all applicable securities laws and regulations except where such violation or lack of compliance could not reasonably be expected to have a Material Adverse Effect. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to such capital stock and no securities convertible into or exchangeable for any of such capital stock. All of such stock owned by the Sellers is owned, free and clear of any lien, security interest, restriction, encumbrance or claim. Sellers have the right, power and authority to enter into this Agreement, transfer the Stock or Europe Assets, as the case may be, to Buyer in accordance with this Agreement and to perform its other respective obligations hereunder.

         2.3 SUBSIDIARIES. Except as set forth in SCHEDULE 2.1, none of Merisel, Europe, Latin America or Mexico, directly or indirectly, owns any stock of, or any other interest in, any other corporation, joint venture, partnership, trust or other business entity that conducts business in a country located on the continents of Europe (including Eastern Europe, but excluding the Russian Federation) and South America, any country in Latin America or in Mexico.

         2.4 QUALIFICATION; LOCATION OF BUSINESS AND ASSETS. Each of Merisel, Europe, Latin America, Mexico and the Subsidiaries is duly qualified and in good standing as a corporation (to the extent such concept is applicable), duly authorized to do business in those jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by such entities make such qualification necessary, except in such case would not have a Material Adverse Effect. Set forth on SCHEDULE 2.4 is each location (specifying country and city) where each of Merisel, Europe, Latin America, Mexico and any Subsidiary (a) has a place of business, (b) owns or leases real property or (c) owns or leases any other property, including inventory, equipment or furniture with an aggregate value at such location in excess of $100,000.

         2.5 AUTHORIZATION AND ENFORCEABILITY. This Agreement has been, and each other agreement and instrument required to be executed and delivered by Sellers in connection with or pursuant hereto, will be, duly executed and delivered by Sellers and constitutes and will constitute, as applicable, the legal, valid and binding obligations of Sellers, enforceable in accordance with their terms, subject to the qualification that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. Upon delivery to Buyer at the Closing of instruments of title and conveyance, including but not limited to, bills of sale, warranty deeds and assignments, or their equivalents, for the Europe Assets in accordance herewith, Buyer will acquire good and valid title to the Europe Assets free and clear of all liens, claims, security interests, mortgages, pledges, charges, equities, options, restrictions and encumbrances of whatsoever nature (collectively, "Liens"), other than a Lien arising as a result of any action by Buyer and other than as set forth on SCHEDULE 2.17. The execution, delivery and performance of this Agreement shall have been duly authorized by all necessary corporate action on the part of Sellers (including stockholder approval).

         2.6 NO VIOLATION OF LAWS OR AGREEMENTS. Except as set forth on SCHEDULE
2.6 hereto, the execution and delivery of this Agreement does not, and the performance of this Agreement by Sellers will not (a) contravene any provision of Merisel's, Europe's, Latin America's, Mexico's or any Subsidiary's charter documents; (b) conflict with or result in a breach of or constitute a default (or an event which could reasonably be expected to, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of (i) any Material Contract to which Merisel (with respect to Europe, Latin America or Mexico), Europe, Latin America, Mexico, or any Subsidiary is a party or by which any of them or any of their respective assets may be bound or affected, or (ii) any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation except in the case of such judgment, order, law, rule or regulation as would not reasonably be expected to have a Material Adverse Effect on such entity; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Europe's, Latin America's, Mexico's or any Subsidiary's assets or give to others any interests or rights therein other than pursuant to this Agreement, which lien, charge, encumbrance, interest or right could reasonably be expected to have a Material Adverse Effect; (d) result in the maturation or acceleration of any liability or obligation of Merisel (with respect to the Europe Stock, the Europe Assets and Latin/Mexico Stock), Europe (with respect to the Europe Stock and the Europe Assets), Latin America, Mexico or any Subsidiary (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any Material Contract to which Merisel, Europe, Latin America, Mexico or any Subsidiary is a party or by which any of them may be bound. For the purposes of this Agreement, the term "Material Contract" shall mean those contracts, agreements and commitments, written or, to the Knowledge of Sellers (as such term is defined in Section 7.14 hereof), Latin America, Mexico or any Subsidiary, oral, to which any of Merisel (with respect to the Europe Stock, the Europe Assets or the Latin/Mexico Stock), Europe (with respect to the Europe Stock and the Europe Assets), Latin America, Mexico or any Subsidiary are a party or by which any of their respective assets are bound and which constitute:

                  (a) an agreement to purchase or sell any capital assets (excluding inventory) involving an amount in excess of $100,000;

                  (b) any union or other collective bargaining contracts;

                  (c) any management, consulting, employment, personal service, agency or other contract or contracts providing for employment or rendition of services at an annual base compensation of $100,000 or more (including any promised, expected or customary bonus);

                  (d) the Revolving Credit Agreement, the Asset Amortization Agreement or any other agreements or notes evidencing any liabilities or obligations of Merisel (with respect to Europe, Latin America or the Subsidiaries), Europe, Latin America, Mexico or any Subsidiary, whether primary or secondary or absolute or contingent: (i) for borrowed money; or (ii) evidenced by notes, bonds, debentures or similar instruments; or (iii) secured by or granting Liens on any assets of Merisel, Europe, Latin America, Mexico or any Subsidiary;

                  (e) a power of attorney (whether revocable or irrevocable) given to any person by Merisel (with respect to Latin America or Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or any Subsidiary that is in force;

                  (f) an agreement by Merisel (with respect to Latin America or Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or any Subsidiary not to compete in any business or in any geographical area;

                  (g) a partnership, joint venture or similar arrangement;

                  (h) an Intellectual Property license other than the right to distribute computer products in the ordinary course of business;

                  (i) an agreement with any affiliate of either Seller other than agreements between or among the European Subsidiaries, Latin America or Mexico;

                  (j) any lease, sublease, license, or occupancy agreement for real property and equipment leases with an annual rental in excess of $100,000 ("Lease"); or

                  (k) any other agreement in excess of $100,000 individually or $250,000 in the aggregate, which is not in the ordinary course of business of Europe, Latin America, Mexico or any Subsidiary.

         2.7 FINANCIAL STATEMENTS. Sellers have delivered to Buyer the following financial statements (the "Financial Statements"):

                  (a) statements of income and retained earnings and cash flows of Europe, Latin America, Mexico and each Subsidiary for the years ended December 31, 1993 through December 31, 1995, inclusive, and balance sheets of Europe, Latin America, Mexico and the Subsidiaries as at each of such dates.

                  (b) a statement of income, cash flows and stockholders' equity of Europe, Latin America, Mexico and each Subsidiary for the six-month period ended June 30, 1996 and a balance sheet of Europe, Latin America, Mexico, and each Subsidiary as at such date.

         The Financial Statements: (a) are correct and complete and in accordance with the books and records of Europe, Latin America, Mexico and each Subsidiary, respectively, (b) fairly present the financial condition, assets and liabilities of Europe, Latin America, Mexico, and each Subsidiary as at their respective dates and the results of operations and cash flows for the periods covered thereby, (c) have been prepared in accordance with GAAP consistently applied, except as may be indicated therein or in the notes thereto and except that the Interim Statements do not contain footnotes, and except for normal year-end adjustments. All references in this Agreement to the "1995 Balance Sheets" shall mean the balance sheets of Europe, Latin America, Mexico and the Subsidiaries as at December 31, 1995 included in the Financial State-ments, all references in this Agreement to the "June Balance Sheets" shall mean the balance sheets of Europe, Latin America, Mexico and the Subsidiaries as at June 30, 1996 included in the Financial Statements, and all references to the "Balance Sheet Date" shall mean December 31, 1995. Attached as SCHEDULE 2.7 are the Financial Statements, as adjusted to be presented in accordance with the Accounting Principles.

         2.8 NO UNDISCLOSED LIABILITIES. None of Europe, Latin America, Mexico or the Subsidiaries has any material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (a) to the extent reflected as a liability or adequately reserved, disclosed or otherwise provided for, on the June Balance Sheets, (b) liabilities incurred in the ordinary course of business since June 30, 1996 and of the same character, kind and magnitude as are consistent with past practice and fully reflected as liabilities on their books of account and (c) liabilities disclosed on SCHEDULE 2.8.

         2.9 NO CHANGES. Except as disclosed on SCHEDULE 2.9, since June 30, 1996, each of Europe, Latin America, Mexico and the Subsidiaries has conducted its business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing sentence, since June 30, 1996, there has not been:

                  (a) any change in the financial condition, assets, liabilities, net worth or business of Europe, Latin America, Mexico or the Subsidiaries, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to any of Europe, Latin America, Mexico or any Subsidiary;

                  (b) any damage, destruction or loss, whether or not covered by insurance, other than normal wear and tear, of assets with an aggregate book value of $50,000 or greater adversely affecting the properties, business or prospects of any of Europe, Latin America, Mexico or any Subsidiary, or any material deterioration in the operating condition of the assets of Europe, Latin America, Mexico or any Subsidiary;

                  (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any of the assets, tangible or intangible with a value in excess of $50,000 individually, or $250,000 in the aggregate, of Europe, Latin America, Mexico or any Subsidiary not set forth on the June Balance Sheets;

                  (d) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the capital stock of Latin America, Mexico or a subsidiary of Mexico, or any direct or indirect redemption, purchase or other acquisition of any capital stock of Latin America, Mexico or a subsidiary of Mexico or any rights to purchase such capital stock or securities convertible into or exchangeable for such capital stock;

                  (e) Except as set forth on SCHEDULE 4.1 and except for the obligations to employees for which Sellers are responsible after the Closing Date which Sellers hereby agree shall be fulfilled, any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director or shareholder of Latin America, Mexico or any Subsidiary, any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any employee of Latin America, Mexico or any Subsidiary (except those made in the ordinary course of business and consistent with past practice), any increase in, or any addition to, other benefit (including without limitation any bonus, profit sharing, pension or other plan) to which any of their respective officers, directors or employees may be entitled (excluding as to employees only, those made in the ordinary course of business consistent with prior practice), or any payment to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefit plans described on SCHEDULE 2.26.

                  (f) any making or authorization of any capital expenditures in excess of $100,000 in the aggregate;

                  (g) any sale, transfer or other disposition of any capital asset with a value on the 1995 Balance Sheets of Europe, Latin America, Mexico or any Subsidiary in excess of $50,000 individually or $250,000 in the aggregate, except sales of inventory and receivables in the ordinary course of business consistent with past practices;

                  (h) any adverse change or any threat of any adverse change in the relations of Europe, Latin America, Mexico or any Subsidiary with, or any loss or threat of loss of, any of the suppliers listed on Exhibit D or any customers representing individually in excess of 5% and in the aggregate more than 10% of the sales in the eighteen months ended June 30, 1996 of any of Europe, Latin America, Mexico or any Subsidiary;

                  (i) other than intercompany accounts, any writeoffs as uncollectible of any notes or accounts receivable of Latin America, Mexico or any Subsidiary or write-downs of the value of any assets or inventory by Europe, Latin America, Mexico or any Subsidiary other than in the ordinary course of business consistent with past practice;

                  (j) except as set forth on SCHEDULE 2.9(J), any change by Europe, Latin America, Mexico or any Subsidiary in any accounting practices, method of accounting or the accounting principles applicable to the keeping its books of account;

                  (k) any creation, incurrence, assumption or guarantee by Latin America, Mexico or any Subsidiary of the obligations or liabilities of any person other than Latin America, Mexico or any Subsidiary (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by Europe, Latin America, Mexico or any Subsidiary of any indebtedness for money borrowed in excess of $100,000 individually or $500,000 in the aggregate;

                  (l) any purchase, sale or other transfer of inventory from or to any Related Party at other than arms-length prices; or

                  (m) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright, material to the operation of Europe, Latin America, Mexico or the Subsidiaries.

         2.10 TAXES.

                  (a) For the purpose of this Agreement:

                  "AUDIT" means any audit, assessment of Taxes, reassessment of Taxes, or other examination by any taxing authority or any judicial or administrative proceedings or appeal of such proceedings.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

                  "TAX" or "TAXES" means any federal, state, local, foreign or other net income, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, franchise, employment, payroll, withholding, value added, estimated, alternative or add on minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

                  "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                  "TAX RULING" means a written private ruling of a taxing authority to or with respect to Europe, Latin America, Mexico or any Subsidiary relating to Taxes.

                  (b) Except as set forth in SCHEDULE 2.10:

                              (i) FILING OF TAX RETURNS. Europe (with respect to
the Europe Assets and the European Subsidiaries), and each of Latin America, Mexico and the Subsidiaries have filed (or have had filed on their behalf) all material Tax Returns required to be filed by each of them and such Tax Returns are in all material respects true, complete and correct and filed on a timely basis.

                              (ii) PAYMENT OF TAXES. Europe (with respect to
the Europe Assets and the European Subsidiaries), and each of Latin America, Mexico and the Subsidiaries have, within the time and in the manner prescribed by law, paid (or have had paid on their behalf) all Taxes currently due and payable, except for those for which adequate reserves have been established on the books and records of such companies, and none of such companies is or will be required to pay any Tax attributable to any other person by reason of filing a consolidated, combined, unitary or other return or report with any such other person in respect of any Taxable period closing on or prior to the Closing Date.

                              (iii) EXTENSIONS OF TIME FOR FILING. None of
Merisel (with respect to Europe, Latin America and Mexico), Latin America, Mexico or the Subsidiaries has requested (or has had requested on its behalf) any extension of time within which to file any material Tax Return, which Tax Return has not yet been filed.

                              (iv) WAIVERS OF STATUTE OF LIMITATIONS. None of
Merisel (with respect to Europe, Latin America and Mexico), Latin America, Mexico or the Subsidiaries has executed any outstanding waivers or comparable consents (or has had any such waivers or consents executed on its behalf) regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

                              (v) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS.
No Audits are presently pending with regard to any Tax Returns of Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or the Subsidiaries.

                              (vi) POWERS OF ATTORNEY. No power of attorney
currently in force has been granted by Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or the Subsidiaries concerning any material Taxes or Tax Returns.

                              (vii) TAX RULINGS. None of Merisel (with respect
to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Mexico, Latin America or any Subsidiary has received a Tax Ruling with any taxing authority that has or would have a continuing effect on Mexico, Latin America, any Subsidiary or any of the European Assets.

                              (viii) TAX SHARING AGREEMENTS. None of Merisel
(with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Mexico, Latin America or any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes other than any such agreements solely between or among Latin America, Mexico and the Subsidiaries.

         2.11 INVENTORY. All of the inventories reflected in the 1995 Balance Sheets are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. Except as set forth on SCHEDULE 2.11, all of the inventories reflected in the June Balance Sheets, and all inventories acquired by Latin America, Mexico and the Subsidiaries since the date of the June Balance Sheets consist of items of a quality and quantity usable and saleable in the ordinary course of the business of Latin America, Mexico and the Subsidiaries.

         2.12 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of Latin America, Mexico and the Subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any defenses, counterclaims or offsets, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the June Balance Sheets, and have been billed and are generally due within 45 days after such billing. All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the June Balance Sheets.

         2.13 NO PENDING LITIGATION OR PROCEEDINGS. Except as set forth on
SCHEDULE 2.13 there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of Sellers, threatened against or affecting Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or the Subsidiaries or any of their assets or affecting the Stock, at law or in equity, by or before any court or governmental department, agency or instrumentality, and no party has manifested an intention to commence such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), or against Europe, Latin America, Mexico or the Subsidiaries.

         2.14 CONTRACTS; COMPLIANCE. All Material Contracts are listed on
SCHEDULE 2.14, and copies of all of which have been provided to Buyer. All Material Contracts to which Europe, Latin America, Mexico or the Subsidiaries is a party or by which any of them is bound are in full force and effect and each of Europe, Latin America, Mexico and the Subsidiaries has complied with the provisions thereof; and to the Knowledge of Sellers, all parties to such Material Contracts have complied with the provisions thereof, no party is in default under any of the terms thereof, and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof which default could reasonably be expected to have a Material Adverse Effect.

         2.15 COMPLIANCE WITH LAWS.

                  (a) Except as set forth in SCHEDULE 2.15(A) (and any sub-schedules thereto),

                              (i) each of Europe, Latin America, Mexico and the
Subsidiaries are in material compliance with Statutes regulating any hazardous, toxic or polluting contaminant, substance or waste, including petroleum products and radioactive materials ("Hazardous Substances") (such Statutes hereinafter defined as "Environmental Laws"), including material compliance with permits, certificates, licenses, approvals, registrations and authorizations ("Permits") required under such Environmental Laws, in connection with its respective business;

                              (ii) none of Europe, Latin America, Mexico or the
Subsidiaries have received written notice that remains outstanding from any governmental entity or third party alleging that their respective businesses, or any property owned or leased by any of them, is not in compliance with any Environmental Law;

                              (iii) there has been no release, spill, discharge,
disposal, emission, injection or dumping of a Hazardous Substance by Europe, Latin America, Mexico or the Subsidiaries, respectively, in violation of any Environmental Law on any of their respective owned or leased real property, which could reasonably be expected to have a Material Adverse Effect; and

                              (iv) there are no environmental priority liens
or other deed restrictions on any properties owned by Latin America, Mexico or any Subsidiary or which have attached as a result of actions of Sellers, Latin America, Mexico or any Subsidiary with respect to leased property.

                  (b) OTHER LAWS. All material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from all federal, state, local and foreign governmental and regulatory bodies held by Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the

European Subsidiaries), Latin America, Mexico or any Subsidiary are in full force and effect and each of Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico and the Subsidiaries is in material compliance with the terms and conditions thereof. Except where the failure to have the same would not reasonably be expected to have a Material Adverse Effect, no other permits, certificates, licenses, orders, registrations, franchises or authorizations or other approvals are necessary for the operation of the business of such entities as currently conducted. No notice, citation, summons or order has been issued that remain outstanding, no complaint has been filed, no penalty has been assessed that remains unpaid and no investigation or review is pending or, to the Knowledge of Sellers, threatened by any governmental or other entity (a) with respect to any alleged violation by Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or any Subsidiary of any law, ordinance, rule, regulation or order of any governmental entity or (b) with respect to any alleged failure by Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or any Subsidiary to have any permit, certificate, license, approval, registration or authorization required in connection with its business.

         2.16 CONSENTS. Except as set forth in SCHEDULE 2.16 or 3.7 or where the failure to obtain the same could not be reasonably expected to have a Material Adverse Effect, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         2.17 TITLE. Each of Europe, Latin America, Mexico and the Subsidiaries has good and marketable title to all of its properties and assets, including the properties and assets reflected in the June Balance Sheets (except those disposed of in the ordinary course of business since June 30, 1996), free and clear of any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right of way, easement, claim, security interest, charge or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of Latin America, Mexico or the Subsidiaries, (b) liens for current taxes not yet due and payable, and (c) as disclosed on SCHEDULE 2.17 (collectively "Permitted Encumbrances"). All real property owned is listed on SCHEDULE 2.17.

         2.18 REAL ESTATE. Except as set forth on SCHEDULE 2.18, Sellers have delivered to Buyer a true, correct and complete copy of each Lease with respect to real property. Europe, Latin America, Mexico or the applicable Subsidiary is in quiet and undisturbed possession of the real property with respect to which it is the lessee and each Lease is valid and subsisting and in full force and effect in accordance with its terms and has not been modified, in writing or otherwise except with respect to those modifications, copies of which have been delivered to Buyer.

         2.19 TRANSACTIONS WITH RELATED PARTIES. Except as disclosed on
SCHEDULE 2.19, no Related Party currently:

                  (a) has any contractual or other claim, express or implied, of any kind whatsoever against Europe, Latin America, Mexico or any Subsidiary; or

                  (b) has any interest in any property or assets used by Europe, Latin America, Mexico or any Subsidiary in its business.

For purposes of this Agreement, a "Related Party" means each of the Sellers, any of the officers or directors of Sellers, Latin America, Mexico or any Subsidiary, any affiliate, or relative of Sellers, Latin America, Mexico or any Subsidiary, or any business or entity in which Sellers, Latin America, Mexico or any Subsidiary, or any affiliate, associate or relative of any such person has any direct or material indirect interest. For the purposes of this Section 2.19, a transaction solely among any of Latin America, Mexico or any of the Subsidiaries shall not be deemed to be a Related Party transaction.

         2.20 CONDITION OF ASSETS. Except as set forth on SCHEDULE 2.20 and except for assets which in the aggregate do not have a book value in excess of $100,000, the buildings, machinery, equipment, furniture, improvements and other assets of Latin America, Mexico and the Subsidiaries are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes for which they are used in its business.

         2.21 COMPENSATION ARRANGEMENTS; OFFICERS AND DIRECTORS. SCHEDULE 2.21 sets forth the following information:

                  (a) the names and current annual salary, including any bonus or amounts payable upon a "change in control" as such term is defined in Section 280G of the Code, if applicable, of all present officers and employees of Europe, Latin America, Mexico and each Subsidiary whose current annual salary, including any promised, expected or customary bonus, equals or exceeds $100,000, together with a statement of the full amount of all remuneration paid by Europe, Latin America, Mexico and each Subsidiary to each such person and to any director of Europe, Latin America, Mexico and each Subsidiary, during the twelve-month period ending December 31, 1995 and the six-month period ending June 30, 1996; and

                  (b) as of the date hereof, the names and titles of all directors and officers of Europe, Latin America, Mexico and each Subsidiary and of each trustee, fiduciary or plan administrator of each employee benefit plan of Europe, Latin America, Mexico and each Subsidiary.

         2.22 LABOR RELATIONS. Except as disclosed on SCHEDULE 2.22 (a) no employee of Europe, Latin America, Mexico or any Subsidiary is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against Europe, Latin America, Mexico or any Subsidiary pending or to Seller's Knowledge threatened;(c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the Knowledge of Sellers, threatened against or involving Europe, Latin America, Mexico or any Subsidiary; (d) no grievance which could reasonably be expected to have a Material Adverse Effect on Europe, Latin America, Mexico or any Subsidiary or the conduct of their respective businesses is pending; (e) no agreement restricts Europe, Latin America, Mexico or any Subsidiary from relocating, closing or terminating any of its operations or facilities; and (f) none of Europe, Latin America, Mexico or any Subsidiary in the past year has experienced any work stoppage, other event set forth in
(b)-(d) above or has committed any unfair labor practice.

         2.23 PRODUCTS LIABILITY. Except as set forth in SCHEDULE 2.23 and except for lawsuits, claims, damages and expenses adequately covered by insurance or indemnified by the suppliers of Europe, Latin America, Mexico and each Subsidiary in accordance with industry practice, there are no (a) liabilities, fixed or contingent, asserted or unasserted, with respect to any product liability or any similar claim that relates to any product stored, distributed or sold by Latin America, Mexico or any Subsidiary to others, or (b) liabilities, fixed or contingent, asserted or unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product stored, distributed or sold by Latin America, Mexico or any Subsidiary to others.

         2.24 INSURANCE. Attached hereto as SCHEDULE 2.24 is a complete and correct list of all policies or binders of insurance of which Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or any Subsidiary is the owner, insured or beneficiary, or covering any of its property or product liability or general liability, copies of each of which have been provided to Buyer. Also set forth on SCHEDULE 2.24 is a loss history for the past three years with respect to each of Latin America, Mexico and each Subsidiary and a list of all pending claims with respect to any insurance policies and a description of any provision contained in such policies which provides for retrospective or retroactive premium adjustments. All such policies are outstanding and in full force and effect. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Sellers, Latin America, Mexico or any Subsidiary. None of Merisel (with respect to Europe, Latin America or Mexico), Europe, Latin America, Mexico or any Subsidiary has been refused any insurance, nor has coverage of any of them been limited by any insurance carrier to which any of them has applied for insurance or with which any of them has carried insurance during the last two years. Since 1994, all general liability policies have been "occurrence policies."

         2.25 PATENTS AND INTELLECTUAL PROPERTY RIGHTS. Attached hereto as
SCHEDULE 2.25 is a correct list of all material patents, patent applications, trademarks, service marks and any applications for registrations therefor, copyrights, trade names, brand names, logos and the like, and any registrations therefor, and all material licenses, sublicenses or other rights entered into with respect thereto (other than rights to distribute computer products in the ordinary course of business), both U.S. and foreign, presently held, owned or used by Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Latin America, Mexico or any Subsidiary. All of the Intellectual Property presently held, owned or used by Merisel (with respect to Europe, Latin America and Mexico), Europe (with respect to the European Subsidiaries), Europe, Latin America, Mexico or any Subsidiary (the "Intellectual Property") is held of record in the name of Europe, Latin America, Mexico or the applicable Subsidiary, is valid and in good standing and none of which infringes the intellectual property rights of others. To the Knowledge of Sellers, there are no pending claims by any Person that challenges the rights of Europe, Latin America, Mexico or the applicable Subsidiary with respect to any of the Intellectual Property. To the Knowledge of Sellers, the operation of the business of Europe, Latin America, Mexico and the Subsidiaries did not and does not infringe (nor has any claim been made that any such operation infringes) the intellectual property rights of others. For purposes of this Agreement, the term "Intellectual Property" shall mean all material patents, patent applications, trademarks, service marks and any applications for registrations therefor, copyrights, trade names, brand names, logos and the like, and any registrations therefor, and all licenses, sublicenses or other rights entered into with respect thereto, trade secrets, know-how or other proprietary information, which is used in such Person's business.

         2.26 EMPLOYEE BENEFITS.

                  (a) Schedule 2.26 sets forth a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, vacation pay, sick pay and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Merisel, Europe, Latin America, Mexico or any Sub-sidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Merisel, Europe, Latin America, Mexico or any Subsidiary would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any U.S. Employee (each a "U.S. Plan") and each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, vacation pay, sick pay and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Merisel, Europe, Latin America, Mexico or any Subsidiary for the benefit of any Non-U.S. Employee (each a "Non-U.S. Plan", the U.S. Plans and the Non-U.S. Plans being referred to collectively as the "Plans").

                  (b) With respect to each U.S. Plan, Sellers have heretofore delivered to Buyer true and complete copies of each of the following documents;

                              (i) a copy thereof;

                              (ii) a copy of the most recent form 5500 as filed
with the Internal Revenue Service for the most recent plan year and, for all funded U.S. Plans the most recent annual audit and accounting of Plan assets.

                              (iii) a copy of the most recent Summary Plan
Description required under ERISA with respect thereto;

                              (iv) if the Plan is funded through a trust or any
third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                              (v) the most recent determination letter received
from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

                  (c) No U.S. Plan (or other employee benefit plan, program, agreement or arrangement to which any Employer or any ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the Closing Date) is subject to Title IV of ERISA.

                  (d) With respect to each U.S. Plan, neither any Employer nor any ERISA Affiliate, or any trust created thereunder, or, to the Knowledge of Sellers, any trustee or administrator thereof has engaged in a transaction in connection with which any Employer or any such ERISA Affiliate, any such trust, or any such trustee or administrator thereof, could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code or any other applicable law or regulation.

                  (e) No U.S. Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto on or prior to the Closing Date have been timely made or will be timely made.

                  (f) No U.S. Plan is a "multiemployer pension plan," as defined in Section 3(37) or ERISA, nor is any U.S. Plan a plan described in Section 4063(a) of ERISA.

                  (g) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                  (h) Each U.S. Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

                  (i) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any U.S. Employee or Non-U.S. Employee beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA) or any Non-U.S. Plan.

                  (j) Except as set forth in SCHEDULE 2.26, the consummation of the transactions contemplated by this Agreement will not (i) entitle any U.S. Employee or Non-U.S. Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as it relates to Non-U.S. Employees required by applicable law or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.

                  (k) There are no pending, anticipated, or to the knowledge of any Employer, threatened claims by or on behalf of any Plan, by any U.S. Employee or Non-U.S. Employee, or otherwise involving any such Plan (other than routine claims for benefits).

                  (l) Each Non-U.S. Plan has at all times prior to the Closing Date has been maintained and operated in all material respects in accordance with its terms and applicable laws and regulations of the jurisdiction governing such Non-U.S. Plans including, but not limited to laws and regulations related to funding, reporting, disclosure and the provision of benefits to eligible participants.

                  (m) As used in this Section 2.26, the following terms have the following meanings:

                              (i) "U.S. Employee" means each current or former
employee of an Employer who (A) is (or at the time of his employment by an Employer was) a citizen or legal resident of the United States and (B) worked for (or at the time of his employment with an Employer, worked for) an Employer in the United States (and each such employee's eligible beneficiaries under a Plan) and who is eligible or receiving benefits under a U.S. Plan.

                              (ii) "Non-U.S. Employee" means each current or
former employee of an Employer who is not a U.S. Employee (and each such employee's eligible beneficiaries under a Plan) and who is eligible or receiving benefits under a Non-U.S. Plan.

                              (iii) "Employer" means Merisel, Europe, Latin
America, Mexico and any Subsidiary.

         2.27 BROKERAGE. Except as described in SECTION 6.9, none of Merisel, Europe, Latin America, Mexico or any Subsidiary has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

         2.28 QUESTIONABLE PAYMENTS. None of Merisel (with respect to Europe, Latin America, Mexico or any Subsidiary), Europe, Latin America, Mexico or any Subsidiary or any of the current or former stockholders, directors, officers, agents, and/or employees of Merisel, Europe, Latin America, Mexico or any Subsidiary, has on behalf of such entity (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, (collectively, a "Questionable Payment"). None of Merisel (with respect to Europe, Latin America, Mexico or any Subsidiary), Europe, Latin America, Mexico or any Subsidiary or any of their current or former stockholders, directors, officers, agents, employees, sales persons or other persons associated with or active on behalf of any of them has on behalf of any of them or in connection with their respective businesses made or received a Questionable Payment.

         2.29 DISCLOSURE. No representation or warranty by the Sellers with respect to the Sellers, Latin America, Mexico or any Subsidiary in this Agreement, and no exhibit, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Buyer with adequate and complete information as to Merisel, Europe, Latin America, Mexico or any Subsidiary and their affairs, the Stock and the Europe Assets.

                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

         3.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

         3.2 POWER AND AUTHORITY. Buyer has full corporate power and authority to make, execute, deliver and perform this Agreement.

         3.3 AUTHORIZATION AND ENFORCEABILITY. This Agreement has been, and each other agreement and instrument required to be executed and delivered by Buyer in connection with or pursuant hereto will be, duly executed and delivered by Buyer and constitutes and will constitute, as applicable, the legal, valid and binding obligation of Buyer, enforceable in accordance with their terms subject to the qualification that the enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application relating to or affecting the rights and remedies of creditors and that the remedy of specific enforcement or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.4 BROKERAGE. Except as set forth in Section 6.9, Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

         3.5 SECURITIES ACT. The Stock purchased by Buyer pursuant to this Agreement will be acquired without a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of any shares of the Stock so acquired by it in violation of the registration requirements of the Securities Act of 1933, as amended.

         3.6 NO VIOLATION OF LAWS OR AGREEMENTS. The execution and delivery of this Agreement do not, and the performance of this Agreement by Buyer, will not:
(a) contravene any provision of the Buyer's Articles of Incorporation or Bylaws;
(b) conflict with or result in a breach of or constitute a default (or an event which could reasonably be expected to, with the passage of time or the giving of notice or both, constitute a default) under the terms, conditions or provisions of any material contract to which the Buyer is a party or by which it or any of its assets may be bound or affected or any judgment or any order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation except in the case of such judgment, order, law, rule or regulation as would not reasonably be expected to have a Material Adverse Effect on Buyer; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Buyer's assets or give to others any interests or rights therein which lien, charge, encumbrance, interest or right could reasonably be expected to have a Material Adverse Effect; (d) result in the maturation or acceleration of any liability or obligation of Buyer (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any Material Contract to which Buyer is a party or by which it may be bound.

         3.7 CONSENTS. Except as set forth in SCHEDULE 2.16 or where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect, no consent, approval, or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.8 LITIGATION. There are no actions, suits, claims, or proceedings pending, or to the knowledge of Buyer, threatened against or affecting Buyer or any of its assets or properties, at law or in equity, by or before any court or governmental department, agency or instrumentality (an "Authority") that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby and no party has manifested an intention to commence such action, suit, investigation or proceeding. There are presently no outstanding orders, judgments, injunctions, stipulations, awards, decrees or orders of any Authority against the Buyer or any of its assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

         3.9 FINANCING. Buyer has obtained letters regarding financing from bona fide financial institutions in connection with the transactions contemplated hereby, copies of which letters have been delivered to Merisel.

         3.10 DISCLOSURE. No representation or warranty by Buyer in this Agreement, and no exhibit, statement, certificate or schedule furnished or to be furnished to Sellers pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Sellers with adequate and complete information as to Buyer and its affairs.

                                    ARTICLE 4

                       CERTAIN OBLIGATIONS OF THE PARTIES

         4.1 CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and to and including the Closing Date, and unless Buyer shall otherwise consent or agree in writing, Sellers covenant and agree that:

                  (a) ORDINARY COURSE. The businesses of Latin America, Mexico and each of the Subsidiaries will be conducted only in the ordinary course and consistent with past practice, including billing, shipping and collection practices, inventory transactions and payment of accounts payable except as indicated in Sections 4.8 and 4.10 and except that Seller may sell inventory and collect accounts receivable so as to minimize adjustments to the Purchase Price.

                  (b) PRESERVATION OF BUSINESSES. Except as set forth in
SCHEDULE 4.1, Sellers, Latin America, Mexico and each of the Subsidiaries will use all reasonable efforts to preserve the business organizations of Latin America, Mexico and each of the Subsidiaries intact, and except as may otherwise be required by this Agreement, will not, without the prior consent of Buyer which consent will not be unreasonably withheld, terminate the services of the present officers and key employees of Latin America, Mexico or any of the Subsidiaries, and will use all reasonable efforts to preserve for Buyer the good will of the suppliers, customers and others having business relations with Latin America, Mexico and each of the Subsidiaries.

                  (c) MATERIAL TRANSACTIONS. Except as set forth on SCHEDULE 4.1(c), Sellers will not permit Latin America, Mexico or any of the Subsidiaries to:

                              (i) amend its articles of incorporation or bylaws;

                              (ii) change its authorized or issued equity
interests or issue any rights or options to acquire shares of its equity interests;

                              (iii) enter into or commit to enter into any
Material Contract except in the ordinary course of business;

                              (iv) enter into any employment or consulting
contract or arrangement except in the ordinary course of business with any person that is not terminable at will, without penalty or continuing obligation to the Buyer;

                              (v) sell, transfer, lease or otherwise dispose of
any of its assets other than inventory, receivables and obsolete equipment in the ordinary course of business and consistent with past practice;

                              (vi) except as set forth in SCHEDULE 4.1, incur,
create or assume any mortgage, pledge, lien, restriction, encumbrance, tenancy, encroachment, covenant, condition, right-of-way, easement, claim, security interest, charge or other matter affecting title on any of its assets or other property, except Permitted Encumbrances;

                              (vii) except as set forth in Schedule 4.1, make,
change or revoke any tax election or make any agreement or settlement with any taxing authority;

                              (viii) declare or pay any dividend or other
distribution (except in respect of the payment of any Taxes) in respect of any of its equity interests, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such equity interests; provided, however, that this subsection shall not apply to the European Subsidiaries;

                              (ix) except to the extent set forth in SCHEDULE
4.1, increase or otherwise change the compensation payable or to become payable to any officer, employee or agent;

                              (x) make or authorize the making of any capital
expenditure in excess of $50,000 in the aggregate;

                              (xi) except as set forth in SCHEDULE 4.1, incur
any debt or other obligation for money borrowed;

                              (xii) incur any other obligation or liability,
absolute or contingent except in the ordinary course of business and consistent with past practice;

                              (xiii) cancel or permit the waiver of any right
material to the operation of the business of Latin America, Mexico or any Subsidiary relating to any of its suppliers listed on Exhibit D or any customers representing individually in excess of 5% and in the aggregate more than 10% of sales in the 18 months ended June 30, 1996 of any of Europe, Latin America, Mexico or any Subsidiary;

                              (xiv) guarantee or become a co-maker or
accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any person other than endorsement of checks received for deposit;

                              (xv) loan, advance funds or make an investment in
or capital contribution to any person, except advances made in the ordinary course of business to employees in the ordinary course of business consistent with past practices;

                              (xvi) increase any prepaid expenses or other
intangible asset the full right, title, interest and benefit of which will not be available to Latin America, Mexico or the applicable Subsidiary after Closing (other than ordinary course one-month prepayments in respect of rent and health insurance);

                              (xvii) take any action or omit to take any action
which will result in a violation of any applicable law and which could reasonably be expected to have a Material Adverse Effect or cause a breach of any Material Contracts;

                              (xviii) impose or collect any intercompany charge
with respect to Latin America or Mexico in excess of the average of the amounts charged during the months of April, May and June of 1996 other than with respect to products saleable in the ordinary course of business at normal markups at "arms length" prices; or

                              (xix) enter into any agreement to do any of the
foregoing.

                              (xx) Notwithstanding any of the foregoing, nothing
in this Agreement shall prohibit Merisel from engaging in intercompany transactions with any of its subsidiaries other than Latin America and Mexico, or Europe from engaging in any inter-company transactions with any of the European Subsidiaries, provided that, except with respect to Latin America, Mexico and the Subsidiaries other than the European Subsidiaries, all such inter-company transactions shall be permitted so long as they are settled or forgiven on or prior to the Closing Date and are in accordance with Section 4.1(c)(xviii) above.

         4.2 INSURANCE. Sellers shall cause Latin America, Mexico and each of the Subsidiaries to maintain in full force and effect the policies of insurance listed on SCHEDULE 2.24, subject only to variations required by the ordinary operations of its business, or else will use its reasonable efforts to obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by the Buyer. Sellers shall promptly advise the Buyer in writing of any change of insurer or type of coverage in respect of the policies listed on SCHEDULE 2.24.

         4.3 FULFILLMENT OF AGREEMENTS BY SELLERS. Sellers shall use their reasonable efforts to cause all of the conditions to the obligations of Buyer under SECTION 5.1 of this Agreement to be satisfied on or prior to the Closing, including, but not limited to, not permitting Latin America, Mexico or any of the Subsidiaries to take any action, omit to take any action or permit to occur any event that would make any of the representations and warranties of Sellers contained herein untrue. Sellers shall cause Latin America, Mexico and each Subsidiary to use their reasonable efforts, to conduct their business in such a manner that at the Closing the representations and warranties of Sellers contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. Sellers will promptly notify Buyer in writing of any event or fact which represents a breach of any of its representations, warranties, covenants or agreements. To the extent that the Sellers have Knowledge of the same, Sellers shall promptly advise Buyer in writing of the occurrence of any condition or development of a nature that is materially adverse to the business, operations, properties, assets or conditions (financial or otherwise) of Europe, Latin America, Mexico or any of the Subsidiaries.

         4.4 ACCESS, INFORMATION AND DOCUMENTS. Sellers will cause Latin America, Mexico and each of the Subsidiaries to give to Buyer and to Buyer's counsel, accountants and other representatives full access during normal business hours to all of their respective properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants and will furnish to Buyer all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of Latin America, Mexico and each of the Subsidiaries as Buyer may reasonably request. Sellers shall further cause the counsel for each of Europe, Mexico, Latin America and the Subsidiaries to cooperate with Buyer and hereby waive any claim of confidentiality with respect to Buyer's access pursuant this Section
4.4. Without limiting the generality of the foregoing, the Buyer shall have the right to have a reasonable number of its representatives present on-site and have access, from time to time, to all facilities of Latin America, Mexico and the Subsidiaries during business hours for the purpose of monitoring the activities conducted.

         4.5 EXCLUSIVITY. Sellers shall not and shall ensure that none of Latin America, Mexico or any of the Subsidiaries or any of their affiliates, officers, directors, employees and other agents, directly or indirectly (x) take any action to encourage, solicit or initiate any Acquisition Proposal (as hereinafter defined), or (y) respond to, continue, initiate or engage in discussions or negotiations concerning any Acquisition Proposal with, or disclose any non-public information relating to Europe, Latin America, Mexico or any of the Subsidiaries to or afford access to their properties, books or records to, any person (except Buyer and its representatives). Sellers shall provide the Buyer with notice and copies of any Acquisition Proposal received by Sellers not later than twenty-four (24) hours after receipt. The term "Acquisition Proposal" as used herein means any offer or proposal for, or indication of interest in, any acquisition of Europe, Latin America, Mexico or any of the Subsidiaries, whether by way of a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of Europe, Latin America, Mexico or any of the Subsidiaries.

         4.6 SECTION 338(H)(10) ELECTION. Merisel and Buyer shall, at Buyer's request, make a joint election under section 338(h)(10) of the Code with respect to the purchase of the stock of the companies listed on SCHEDULE 4.6 (the "Consolidated Group"). Buyer represents that it is qualified to make such election. Buyer and Sellers shall (i) negotiate in good faith and agree to an allocation of the Purchase Price among the assets of companies that are deemed to have been acquired pursuant to section 338(h)(10) of the Code (the "Section 338 Asset Allocation Schedule") on a basis consistent with the preliminary asset allocation schedule set forth in SCHEDULE 4.6 and (ii) on the Closing Date, exchange completed and properly executed copies of Internal Revenue Service Form 8023-A and required schedules related thereto, all of which are to be prepared on a basis consistent with the Section 338 Asset Allocation Schedule. If any changes are required to be made to these forms or schedules (including the Section 338 Asset Allocation Schedule) as a result of information that first becomes available after the Closing Date, the parties shall promptly and in good faith reach an agreement as to the precise changes required to be made. The parties shall use the Section 338 Asset Allocation Schedule for purposes of preparing all reports and returns with respect to Taxes, including, if necessary, Internal Revenue Service Form 8594.

         4.7 RESIGNATIONS. At the Closing, Sellers will deliver the written resignation of each of Latin America's, Mexico's and each of the Subsidiaries' directors, officers, trustees, plan administrators and fiduciaries of the Benefit Plans. Each of Europe, Latin America, Mexico and each of the Subsidiaries shall also deliver to Buyer evidence satisfactory to Buyer, in its sole discretion, of the revocation of any powers of attorney or any authorization of any person to draw on the bank accounts set forth on the list prepared pursuant to SCHEDULE 5.1(XIX) of this Agreement.

         4.8 ACCOUNTS PAYABLE. With respect to each of Latin America, Mexico and the Subsidiaries, Sellers shall use their reasonable efforts to obtain the consent of the ten vendors and suppliers listed on Exhibit D from which the Subsidiaries purchased the greatest volume of products in the eighteen months ended June 30, 1996, to the deferral of payment of accounts and shall cause the Subsidiaries not to pay any accounts payables to the extent that the respective vendor or supplier shall have consented to such payment deferral; provided, however, that the obtaining of such consents and the failure to pay accounts payable to the vendors so consenting shall not constitute a breach of any representation, warranty or covenant of Sellers hereunder.

         4.9 FULFILLMENT OF AGREEMENTS BY BUYER. Buyer shall use its reasonable efforts to cause all of the conditions to the obligations of Sellers under
Section 5.2 of this Agreement to be satis-

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

fied on or prior to the Closing. Buyer shall use its best efforts to conduct its business in such a manner that at the Closing the representations and warranties of Buyer contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. Buyer will promptly notify Merisel in writing of any event or fact which represents a breach of any of its representations, warranties, covenants or agreements.

         4.10 ELIMINATION OF 30-DAY AUTOMATIC RETURN POLICY. Effective upon the signing of this Agreement, Europe (with respect to the European Subsidiaries) and each Subsidiary shall discontinue any existing 30-day automatic return policy; provided, however, that the discontinuance of such return policy shall not constitute a breach of any representation, warranty or covenant of Sellers hereunder.

                                    ARTICLE 5

                       CONDITIONS TO CLOSING; TERMINATION

         5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's option):

                              (i) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES.
The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Buyer shall have received a certificate to such effect, signed by Sellers.

                              (ii) PERFORMANCE AND COMPLIANCE. Sellers shall
have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, and Buyer shall have received a certificate to such effect, signed by Sellers.

                              (iii) ACCOUNTS RECEIVABLE CERTIFICATE. Buyer
shall have received a certificate from the Chief Executive Officer of Merisel certifying as to a summary of the amount and an aging of the accounts and notes receivable of Latin America, Mexico and each of the Subsidiaries and a certificate of the Chief Executive Officer of Europe certifying as to a summary of the amount and an aging of the accounts and notes receivable of each of the European Subsidiaries as of the close of business on the last day of the month prior to the date of Closing.

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

                              (iv) SATISFACTORY INSTRUMENTS. All instruments and
documents required on Sellers' part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel.

                              (v) REQUIRED CONSENTS. All consents and approvals
of third parties, including consents of those vendors representing 90% of purchases for the eighteen months ended June 30, 1996 by Europe, Latin America, Mexico or the Subsidiaries from the vendors identified on Exhibit D, but excluding all other vendors to Latin America, Mexico or any Subsidiary to the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions (including without limitation any waiting periods under applicable governmental laws) shall have passed or been terminated.

                              (vi) LITIGATION. No order of any court or
administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially adversely affect Buyer's ownership or control of Latin America, Mexico, or any of the Subsidiaries or their respective businesses or the Europe Assets or seeking monetary relief by reason of the consummation of such transactions, and there shall not have been threatened, nor shall there be pending, any such action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission.

                              (vii) EXECUTIVE MANAGEMENT. Sellers shall have
terminated, without cost to any of Europe, Latin America, Mexico or any of the Subsidiaries, and without liability to any of the foregoing, all employment and other agreements with those individuals listed on SCHEDULE 5.1; provided, however, that if Buyer or its affiliates rehire any individual listed on
Schedule 5.1 prior to or on the date of Closing, or within one year thereafter, Buyer will reimburse Sellers for any severance costs paid by them to such individual.

                              (viii) RELATED PARTY RECEIVABLES AND PAYABLES. All
loans or payables by Europe, Latin America, Mexico, or any of the Subsidiaries to, and any receivables of Europe, Latin America, Mexico or any Subsidiary from, any Related Party shall have been repaid or forgiven in full and there shall be no outstanding debts or obligations (including, without limitation, amounts outstanding under the Revolving Credit Agreement and any intercompany tax accounts) between any Related Party on the one hand, and Europe, Latin America, Mexico, or any of the Subsidiaries on the other hand.

                              (ix) ESCROW AGREEMENT. Sellers and the Escrow
Agent shall have executed and delivered the Escrow Agreement to Buyer.

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

                              (x) MATERIAL CHANGES. Since the date hereof, there
shall not have been any material adverse change in the financial condition, assets, liabilities, net worth, earning power or business of Latin America, Mexico, or any of the Subsidiaries, and Buyer shall have received a certificate to such effect, signed by Sellers and the chief executive officer of Sellers.

                              (xi) PERMITS AND LICENSES REQUIRED. Buyer shall
have received all licenses, permits and certificates and governmental approvals listed on SCHEDULE 2.16 applicable to it.

                              (xii) LENDER RELEASE. The European Assets and
Latin America, Mexico and each of the Subsidiaries and all of their assets shall have been released from any liability under the Revolving Credit Agreement and any liens arising under said agreement on any of their assets shall have been released.

                              (xiii) USE OF MERISEL NAME. Merisel and/or Europe,
as may be required, shall have granted, for no additional consideration, to Buyer the right and license to the unrestricted use of the "Merisel" name for a period of one year commencing on the Closing Date in the countries located on the continents of Europe (including Eastern Europe but excluding the Russian Federation) and South America, in each country in Latin America and in Mexico.

                              (xiv) CAMBAR SYSTEM. Sellers shall have provided
Buyer with the use of the CAMBAR System for no longer than 90 days after the Closing Date; provided, however, that Sellers shall not be responsible for the successful transmission (uploading) of data from remote systems to CAMBAR. Use of the CAMBAR System shall include use of the McCormick & Dodge financial software package, a license for the use of Sales net for DOS and source code technical support for downloads, use of the Dell EDI, network access to ISSC (from Los Angeles, California to Boulder, Colorado) and utilization of two United States based employees to support the system. Such license shall (A) provide for the payment to Sellers of $100,000 per 30-day month, (B) be terminable at any time by Buyer at its election without the payment by Buyer of any additional consideration and (C) include access to the source code but with no right to modify the same. The operation of the CAMBAR system by Buyer for 90 days shall be in accordance with past practice.

                              (xv) TOLAS SYSTEM. Sellers shall transfer to
Buyer their rights with respect to the use of the TOLAS System; provided that Buyer shall have assumed all obligations with respect thereto. Such use shall include access to the source code and the right to modify the same. Sellers shall have no right to any improvements or modifications of said system.

                              (xvi) SBT SYSTEM AND SITE LICENSES. Sellers shall
have transferred to Buyer their rights with respect to the use of the SBT System; provided that Buyer shall have assumed all

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

obligations with respect thereto. Such use shall include access to the respective source codes and the right to modify the same. Sellers shall have no right to any improvements or modifications of said system and uses by Buyer.

                              (xvii) SOFTTEACH TRADEMARK AND PROGRAM. Sellers
shall have allowed Buyer, without additional charge, the non-exclusive right to use the SoftTeach trademark program in the countries located on the continent of Europe (including Eastern Europe, but excluding the Russian Federation) and South America, in each country in Latin America and in Mexico for a period of one year commencing on the Closing Date and shall execute any and all assignment documents reasonably required by Buyer to permit the registration of said mark in the name of Buyer or any of its assignees in all jurisdictions in which the mark is registered.

                              (xviii) ESTOPPEL CERTIFICATES. To the extent
reasonably available, Seller shall have delivered to Buyer an original landlord estoppel certificate and consent in substantially the form attached hereto and made a part hereof as Exhibit C (collectively, the "Landlord Estoppel Certificates") from each landlord and sublandlord, if any, under each Lease of real property.

                              (xix) BANK ACCOUNTS. Sellers shall have provided
a list setting forth the name of each bank in which Latin America, Mexico and each Subsidiary has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.

                              (xx) MIAMI, FLORIDA LEASE. Sellers shall have
delivered to Buyer an assignment of the lease or a sublease and agreements set forth on SCHEDULE 5.1(XX) to the extent permitted by the terms of such agreements; provided, in each case that Buyer assumes all obligations thereunder.

                              (xxi) FINANCING. Financing necessary to fund the
Purchase Price shall have been obtained by Buyer in connection with the transactions contemplated hereby on terms reasonably satisfactory to Buyer.

         5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS. The obligation of Sellers to proceed with the Closing hereunder is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers at Sellers' option):

                              (i) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES.
The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the time of the Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Buyer shall have delivered to Sellers a certificate to such effect.

                              (ii) PERFORMANCE AND COMPLIANCE. Buyer shall have
performed in all material respects all of the covenants and complied in all material respects with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing and Buyer shall have delivered to Sellers a certificate to such effect.

                              (iii) LITIGATION. No order of any court or
administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

                              (iv) SATISFACTORY INSTRUMENTS. All instruments and
documents required on the part of Buyer to effectuate and consummate the transactions contemplated hereby shall be delivered to Sellers and shall be in form and substance reasonably satisfactory to Merisel and its counsel.

                              (v) REQUIRED CONSENTS. All consents and approvals
of all governmental departments, agencies, authorities and commissions required for the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions (including without limitation any particular waiting periods) shall have passed or been terminated.

                              (vi) ESCROW AGENT. Buyer and Escrow Agent shall
have executed and delivered the Escrow Agreement to Sellers.

                              (vii) DFS RELEASE. Sellers and all of their assets
shall have been released from any liability under the Asset Amortization Agreement and any liens arising under said agreement on any of their assets shall have been released.

                              (viii) LENDER CONSENTS. All consents and approvals
of all lenders for borrowed money of either or both of Merisel or Europe required for the transactions contemplated hereby shall have been obtained on terms reasonably satisfactory to Sellers, including without limitation, the rescheduling of amortization payments and obtaining covenant amendments on terms reasonably satisfactory to Sellers.

         5.3 TERMINATION.

                  (a) WHEN AGREEMENT MAY BE TERMINATED. This Agreement may be terminated at any time prior to Closing:

                              (i) By mutual consent of Buyer and Sellers;

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

                              (ii) By Buyer if the representations and
warranties of Sellers contained in this Agreement shall not be true and correct in all material respects as at any date prior to Closing, or if Sellers shall have failed to perform all of the covenants and comply with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing unless such are not material in the aggregate, or if any of the conditions specified in SECTION 5.1 hereof shall not have been fulfilled by the time required and shall not have been waived by Buyer;

                              (iii) By Merisel if the representations and
warranties of Buyer contained in this Agreement shall not be true and correct in all material respects as at any date prior to Closing, or Buyer shall have failed to perform all of the covenants and comply with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing unless such are not material in the aggregate or if any of the conditions specified in SECTION 5.2 hereof shall not have been fulfilled by the time required and shall not have been waived by Seller; or

                              (iv) By Buyer or Merisel, if the Closing shall not
have occurred prior to November 29, 1996; PROVIDED, that Buyer or Merisel may terminate this Agreement pursuant to this subparagraph (iv) only if Closing shall not have occurred by such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in
SECTION 5.1 or 5.2 hereof.

                              (v) Notwithstanding the provisions of (ii) or
(iii) above, in the event that Buyer does not proceed with the Closing on September 27, 1996 as a result of its failure to obtain financing pursuant to
Section 5.1(xxi) or Sellers do not proceed with the Closing on September 27, 1996 as a result of their failure to obtain lender consents pursuant to Section 5.2(viii) hereof, then the Closing shall be extended to such date as the financing or consents are obtained, but in no event beyond November 29, 1996.

                  (b) EFFECT OF TERMINATION. In the event of termination of this Agreement by either Merisel or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of the Sellers or Buyer, except for liabilities arising from a material breach of this Agreement prior to such termination; PROVIDED, HOWEVER, that the obligations of the parties set forth in SECTION 6.4 and 6.5 hereof shall survive such termination and further provided that if at any time prior to December 7, 1996, Sellers accept an Acquisition Proposal and at such time as this Agreement is terminated Buyer is not in material breach of its obligations hereunder and Buyer had the financial ability to consummate this transaction, then Sellers shall pay Buyer a fee equal to Three Million Dollars ($3,000,000). Notwithstanding any of the foregoing, if Buyer does not proceed with the Closing under this Agreement as a result of its failure to obtain financing pursuant to Section 5.1(xxi) hereof, or if Sellers do not proceed with the Closing under this Agreement as a result of their failure to obtain lender consents pursuant to Section 5.2(viii) hereof, then the party which failed to satisfy such condition shall reimburse the other party's reasonable out-of-pocket expenses incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby up to a maximum of $500,000. Sellers acknowledge that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Sellers fail to pay any amounts pursuant to this Section and, in order to obtain such payment, legal action is commenced which results in a judgment against Sellers therefor, Sellers will pay the plaintiff's reasonable costs (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined pursuant to this Section (computed from the date when such amounts were due and payable pursuant to this Section) and such costs (computed from the date or dates incurred) at the prime rate of interest announced from time to time by Citibank, N.A. Sellers' obligations pursuant to this Section will survive any termination of this Agreement.

                                    ARTICLE 6

                          CERTAIN ADDITIONAL COVENANTS

         6.1 COSTS AND EXPENSES. Sellers will pay all costs and expenses, including legal fees, in connection with the performance of and compliance with this Agreement by Sellers, Latin America, Mexico and the Subsidiaries, and all transfer, documentary and similar taxes in connection with the delivery of the shares of Stock to be made hereunder. Buyer will pay all costs and expenses, including legal fees, of Buyer's performance of and compliance with this Agreement, except for the fees paid to Deloitte & Touche, L.L.P. pursuant to
Section 1.2(c).

         6.2 COVENANT NOT TO COMPETE. For a period of three years from and after the Closing, neither the Sellers nor any of their affiliates, will, in any country located on the continent of Europe (excluding the Russian Federation) or South America, any country in Latin America or in Mexico, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business conducting business under any name similar to the name of Latin America, Mexico or any Subsidiary. For a period of three years from and after the Closing, neither the Sellers nor any of their affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any entity, person, firm, corporation or business that engages in the Business in, or sells to customers either located in or sells to customers which sell to end users located in any country located on the con-tinent of Europe (excluding the Russian Federation) or South America, any country in Latin America or in Mexico; provided, however that any bona fide third party acquiror of the stock or all or substantially all of the assets of Merisel shall be subject to only the provisions of the first sentence of this
Section 6.2. For purposes of this Agreement, the term "Business" includes distribution of microcomputer products, networking products and software. The restrictive covenant contained in this Section is a covenant independent of any other provision of this Agreement and the existence of any claim which Sellers may allege against Buyer, whether based on this Agreement or otherwise, will not prevent the enforcement of this covenant. Sellers agree that Buyer's remedies at law for any breach or threat of breach by Sellers of the provisions of this Section will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or equity. In the event of litigation regarding the covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce this covenant. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

         6.3 CONFIDENTIAL INFORMATION. Sellers acknowledge that for a period of three years after the Closing, Buyer could be irreparably damaged if Sellers' or any of their affiliates' confidential knowledge of the operations of Latin America, Mexico and the Subsidiaries were disclosed to or utilized on behalf of any person, firm, corporation or other business entity other than Buyer or its affiliates, and Sellers covenant and agree that they will not following the Closing, without the prior written consent of Buyer, disclose (or permit to be disclosed) or use in any way any such confidential information, unless (i) compelled to disclose such confidential information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, or (ii) such confidential information is generally available to the public through no fault of Sellers.

         6.4 INDEMNIFICATION BY SELLERS.

                  (a) EXTENT OF INDEMNITY. Sellers hereby agree to indemnify, defend and hold harmless Buyer and its affiliates from and against:

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                              (i) any and all claims, actions, proceedings,
judgments, damages, losses, costs, expenses or liabilities incurred or suffered by, or brought or made against Buyer arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Sellers contained in this Agreement or in any statement or certificate furnished or to be furnished to Buyer pursuant to this Agreement;

                              (ii) any actions, judgments, costs and expenses
(including reasonable attorneys' fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any such breach or nonfulfillment, including the enforcement of this Section in connection therewith.

For purposes of this Agreement, the aggregate amount of such losses, liabilities, claims, obligations, damages, costs, expenses and fees shall be hereinafter referred to as "Damage" or "Damages". In addition, the amount of any Damages for which indemnification may be sought hereunder shall be determined on an after-tax basis. Notwithstanding the foregoing, Sellers, with respect to the European Subsidiaries, shall have no liability to Buyer for a breach of Sections
2.11 and 2.12 unless and until the value of any claims shall have exceeded the total of the adjustments made pursuant to items (i) through (v) on Exhibit A with respect to Section 2.11 and items (vi) through (ix) with respect to Section 2.12, respectively. With respect to Latin America and Mexico, Sellers shall have no liability unless and until the value of any claims shall have exceeded the adjustments made pursuant to Section 1.2(d)(ii) but in no event in excess of $2,000,000.

                  (b) TIME LIMIT ON CERTAIN INDEMNIFICATION CLAIMS. No action or claim for Damages resulting from breaches of the representations and warranties of Sellers shall be brought or made after the expiration of a one-year period from the Closing Date, as the case may be, except that such time limitation shall not apply to (i) claims for misrepresentations or breaches of warranty relating to SECTION 2.10 (relating to Taxes), which may be asserted until 60 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claims relate, (ii) claims for misrepresentations or breaches of warranty relating to SECTIONS 2.15 or 2.26, which may be asserted until three years following the Closing, (iii) any claims which have been the subject of a good faith written notice from Buyer to Sellers prior to the expiration of any of the foregoing periods, which notice specifies in reasonable detail the nature of the claim and that Buyer requests indemnity hereunder, or (iv) claims for misrepresentations or breaches of warranty related to Sections 2.11 or 2.12, which may not be asserted after the calculation of the post-closing adjustment as finally determined by the Resolution Accountants pursuant to Section 1.2 hereof and any claims based thereon shall be resolved by such Resolution Accountants at or prior to the determination of the post-closing adjustment.

                  (c) LIMITATIONS ON LIABILITY. Sellers shall not be liable to Buyer for breaches of representations and warranties under SECTION 6.4(a) unless the cumulative total of Damages for breaches of representations and warranties under SECTION 6.4(a) including any amounts that would not individually give rise to a breach because they are not otherwise material, exceeds $1,000,000 (less any amount that would have constituted an adjustment to the Purchase Price but for the fact it was less than $250,000 pursuant to Section 1.2(c)(i)), and then only to the extent of such excess.

                  (d) CERTAIN MATTERS EXCLUDED. Notwithstanding anything to the contrary in this SECTION 6.4, no limitation or condition of liability provided in this Section shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made in bad faith with the intent that (i) it contain an untrue statement of a material fact or (ii) omit to state a material fact necessary to make the statements or facts contained therein not misleading.

                  (e) CONTINUATION OF INDEMNITY. In the event of a merger, consolidation or other business combination of Merisel with any other entity (the "Transferee") or any other transaction which results in the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of Merisel and its affiliates, provision shall be made for the Transferee to specifically assume the indemnification obligations set forth in this Agreement.

         6.5 INDEMNIFICATION BY BUYER. Buyer hereby agrees to indemnify and hold harmless Sellers from and against:

                  (a) any loss, liability, claim, obligation, damage or deficiency arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenants, agreement on the part of Buyer contained in this Agreement or in any statement or certificate furnished or to be furnished to Sellers pursuant to this Agreement, and

                  (b) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

         6.6      INDEMNIFICATION PROCEDURES.

                  (a) The provisions of this Section shall govern any claim for indemnification by Sellers pursuant to SECTION 6.4, or by the Buyer, pursuant to
SECTION 6.5, (each such indemnified party, an "Indemnitee") against the party or parties agreeing to provide indemnification hereunder (each such indemnifying party, an "Indemnitor") with respect to third party claims made against the Indemnitee.

                  (b) The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor pursuant to SECTIONS 6.4 or 6.5, and, the Indemnitor shall have the right to assume the defense of any such claim; PROVIDED, that (x) the Indemnitee shall not be required to permit the Indemnitor to assume the defense of any third party claim that seeks an injunction, restraining order, declaratory relief or other non-monetary relief that, if granted, is reasonably likely to have a Material Adverse Effect on the Indemnitee (but Indemnitor shall have the right to participate therein), and (y) the Indemnitee shall have the right to participate in the defense of any third party claim where the named parties to any such action include both the Indemnitee and the Indemnitor and the Indemnitee shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnitee which are different from those available to the Indemnitor. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the Indemnitee harmless from and against any and all Damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom and so long as the Indemnitor performs in accordance with this Section, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defenses thereof other than reasonable costs of investigation. The Indemnitor shall not, in the defense of such claim or litigation, consent to the entry of any judgment or enter into any settlement involving equitable or non-monetary damages or claims which in the reasonable judgment of the Indemnitee would have a continuing Material Adverse Effect on the Indemnitee's business (including any material impairment of its relationships with customers and suppliers) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld, unless the Indemnitee is released and held harmless from and against any and all Damages resulting from, arising out of or incurred with respect to such judgment or settlement.

                  (c) If the Indemnitor shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, provided that the Indemnitee may not settle such claim or litigation without the consent of the Indemnitor, which consent shall not be unreasonably withheld and the Indemnitor shall promptly reimburse the Indemnitee for the amount of any such settlement and for all Damages incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

                  (d) The parties hereto shall cooperate in the defense of any such claims and shall furnish records, information and testimony, and attend such conferences, discovery, proceedings, hearings, trials and appeals in each case as may be reasonably required in connection therewith.

         6.7 CLAIMS AGAINST LATIN AMERICA, MEXICO OR ANY SUBSIDIARY. Notwithstanding any provision in this Agreement to the contrary, Sellers agree that they shall not be entitled to any indemnification from, or to make or receive any amount for any claim against, Latin America, Mexico or any Subsidiary in respect of any Damage or Damages arising out of or resulting from this Agreement or the transactions contemplated by this Agreement.

         6.8 EUROPEAN ANTI-COMPETITION LEGISLATION. Buyer and Sellers have caused to be filed or will promptly cause to be filed the required notifications with the applicable European governmental authorities concerning the nature, terms and conditions of this Agreement. The parties hereto shall not intentionally or negligently delay submission of information requested by any such applicable governmental authority and shall use their respective reasonable efforts promptly to supply, or cause to be supplied, such information and shall use their best efforts to obtain early termination of any applicable waiting period.

         6.9 BROKERS. Sellers have engaged Merrill Lynch & Co., Inc. as a broker in connection with this transaction, and any fee, com- mission or other amount payable to such broker will be paid by Sellers. Buyer has engaged Raymond James & Associates, Inc. as a broker in connection with this transaction, and any fee, commission or other amount payable to such broker will be paid by Buyer.

         6.10 ACCESS. Until the date which is seven years after the Closing Date, Buyer will give, and will cause Latin America, Mexico and the Subsidiaries to give, to the Sellers reasonable access to (and the right to make copies at the expense of the Sellers) the books, files, records and tax returns of Europe, Latin America, Mexico and the Subsidiaries to the extent that such relate to the respective businesses and operations of Europe, Latin America, Mexico and the Subsidiaries on or prior to the Closing Date. Any access pursuant to this
SECTION 6.10 will be conducted by the Sellers in good faith, with a reasonable purpose and in such manner as not to interfere unreasonably with the operations of Buyer, Latin America, Mexico or any of the Subsidiaries following the Closing. None of Buyer, Latin America, Mexico or any of the Subsidiaries will destroy or dispose of any such books, files, records or tax returns prior to the expiration of such seven-year period or such longer period as may be required by applicable laws.

         6.11 COOPERATION WITH RESPECT TO TAX MATTERS.

                  (a) Sellers and Buyers recognize that the entities listed on
SCHEDULE 6.11 (the "Cooperation Group") have joined with Merisel in filing unitary, consolidated, or combined Tax Returns. After the Closing Date (i) Merisel shall include (to the extent required by law) the taxable income or loss, and all other items, of the Cooperation Group for periods ending before or on the Closing Date, in its unitary, consolidated or combined Tax Returns, and
(ii) with respect to any other Tax Returns of the Cooperation Group for any taxable period that includes but does not end on the Closing Date (the "Straddle Tax Returns"), Sellers shall prepare a schedule apportioning, on a basis consistent with the preparation of Sellers' consolidated Federal income tax return for the taxable period ending on the Closing Date, the taxable income or loss, and all other items, of the Cooperation Group allocable to the period up to and including the Closing Date (the "Pre-Closing Period") and the period after the Closing Date (the "Post-Closing Period") by an interim closing of the books as of the end of the day on the Closing Date.

                  (b) Sellers shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required or permitted by applicable law to be filed by Latin America with respect to periods that end on or before the Closing Date, (ii) any elections related to such Tax Returns, provided, that, any such election shall be subject to the review of Buyer prior to the filing of any Tax Returns, and (iii) any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any such Tax Returns; FURTHER, Buyer and the Cooperation Group shall cooperate with Sellers for the purpose of making any election under applicable law. Sellers shall consult in good faith with Buyer in respect to the issues set forth in this
Section 6.11(b).

                  (c) Buyer and the Cooperation Group shall be responsible for, and shall have ultimate discretion with respect to, (i) all Tax Returns required to be filed by the Cooperation Group with respect to periods that begin after the Closing Date and (ii) the Straddle Tax Returns, if any, and (iii) any Audit (including the execution of any waiver of limitation with respect to any Audit) relating to any such Tax Returns; PROVIDED, HOWEVER, that (x) in the case of any Straddle Tax Return, the preparation and filing of such Return shall be subject to review and approval of Sellers, and (y) in the event that any Audit for which Buyer or the Cooperation Group is responsible pursuant to this Section 6.11(c) could reasonably be expected to result in a material increase in Tax liability for which the Sellers would be liable, Buyer shall consult in good faith with Sellers in respect of the specific issues that could give rise to such increased Tax liability.

                  (d) After the Closing Date, each of Buyer and the members of the Cooperation Group on the one hand, and Sellers, on the other, shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any Audit of the companies in respect of which Buyer, the members of Cooperation Group or Sellers, as the case may be, is responsible pursuant to Section 6.11(b) or (c) hereof and (ii) retain, or cause to be retained, for so long as any such taxable years or Audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or Audits. The assistance provided for in this Section 6.11 shall include without limitation each of Buyer, the members of the Cooperation Group and Sellers (x) making their agents and employees and the agents and employees of their respective subsidiaries and affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or Audits and (y) providing, or causing to be provided, such information as might be reasonably expected to be of use in connection with any such Tax Returns or Audits, including without limitation records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

                  (e) Each of Buyer, the members of the Cooperation Group and Sellers, shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other party in writing not later than (i) ten business days after the receipt of any notice of any Audit, or (ii) fifteen business days prior to the settlement or final determination of any Audit for which it was responsible pursuant to Section 6.11(b) or (c) hereof which could affect the Tax liability of such other party for any taxable year.

         6.12 RELEASED OBLIGATIONS. Buyer will indemnify Sellers from and against any and all claims, actions, proceedings, judgments, damages, losses, costs, expenses or liabilities incurred or suffered by, or brought or made against Sellers with respect to any accounts payable reflected on the Europe and Latin/Mexico Closing Balance Sheet and any accounts payable of Latin America or Mexico guaranteed by Sellers in existence at the Closing and the leases and agreements being transferred or assigned through the transfer of stock or otherwise under this Agreement to the extent that the existence of any of the foregoing does not constitute a breach of any representation or warranty contained in this Agreement and will enter into an agreement reasonably satisfactory to Sellers with respect to such guarantees set forth on SCHEDULE 6.12.

         6.13 EMPLOYEE OBLIGATIONS. Seller agrees to indemnify Buyer against all claims and liabilities arising from any Plan (as defined in Section 2.26(a)) or any obligations thereunder or liabilities relating thereto (the "Employee Benefits") arising prior to the Closing Date to the extent that such claims or liabilities are not reflected as a liability on the Europe and Latin/Mexico Closing Balance Sheet; and Buyer agrees to indemnify Seller and its affiliates against all claims and liabilities arising from any Employee Benefits arising on or after the Closing Date or reflected as a liability on the Europe and Latin/Mexico Closing Balance Sheet.

         6.14 REDUCTION OF INTERCOMPANY BALANCES. Sellers shall cause Latin America, Mexico and the Subsidiaries to use all cash and marketable securities held by them to repay outstanding balances to the maximum extent practicable as of the Closing Date.

         6.15 FULFILLMENT AGREEMENT. Latin America and Merisel Americas, Inc. shall enter into a Fulfillment Agreement on substantially the terms set forth on
SCHEDULE 6.15 for a period of up to one year.

         6.16 AUDITS OF PURCHASED ENTITIES. Sellers shall engage Deloitte & Touche, LLP to perform audits of the combined financial statements of the Europe, Latin America, Mexico and the Subsidiaries for the three years ended December 31, 1993, 1994 and 1995. Buyer shall be responsible for the cost of the same.

                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 NATURE AND SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements of Buyer and Sellers contained in this Agreement, and all statements contained in this Agreement or any exhibit or schedule hereto or any certificate, financial statement or report or other document delivered pursuant to this Agreement, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing for the period set forth in Section 6.4(b) of this Agreement. Sellers acknowledge that their representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Buyer or its representatives prior to Closing or any Knowledge of Buyer.

         7.2 CERTAIN DEFINITIONS. For the purpose of this Agreement, the following terms are defined in the Sections indicated:

                  TERM                                         SECTION
                  ----                                         -------
                  "1995 Balance Sheets"                        2.7
                  "Accounting Principles"                      1.2(c)
                  "Acquisition Proposal"                       4.5
                  "Amounts Due to or From
                    Related Parties"                           1.2(a)
                  "Asset Amortization Agreement"               1.2(b)
                  "Authority"                                  3.8

                  "Balance Sheet Date"                         2.7
                  "Business"                                   6.2
                  "Buyer"                                      First Paragraph
                  "Closing Date"                               1.3(a)
                  "Closing"                                    1.3
                  "Code"                                       2.10(a)
                  "Consolidated Group"                         4.6
                  "Cooperation Group"                          6.11
                  "Damage" or "Damages"                        6.4(a)(ii)
                  "ERISA Affiliate"                            2.26(a)
                  "ERISA"                                      2.26(a)
                  "Escrow Agent"                               1.2(b)
                  "Escrow Agreement"                           1.2(b)
                  "Escrow Payment"                             1.2(b)
                  "Estimated Purchase Payment
                    Amount"                                    1.2(b)
                  "Europe Assets"                              Page 1
                  "Europe Cash Payment"                        1.2(b)
                  "Europe and Latin/Mexico
                    Closing Balance Sheet"                     1.2(c)(i)
                  "Europe Stock"                               Page 1
                  "Financial Statements"                       2.7
                  "Governmental Body"                          2.10(a)
                  "Hazardous Substances"                       2.15
                  "Indemnitee"                                 6.6(a)
                  "Indemnitor"                                 6.6(a)
                  "Intellectual Property"                      2.25
                  "Interim Statements"                         2.7(b)
                  "June Balance Sheet"                         2.7
                  "Latin American Accounting Principles"       1.2(c)(ii)
                  "Latin/Mexico Stock"                         Page 1
                  "Latin/Mexico Cash Payment"                  1.2(b)
                  "Lease"                                      2.6(j)
                  "Liens"                                      2.5
                  "Material Contract"                          2.6
                  "Minimum Latin/Mexico
                    Equity Value                               1.2(d)(ii)
                  "Net Assets"                                 1.2(a)
                  "Permitted Encumbrances"                     2.17
                  "Purchase Price"                             1.2(a)
                  "Questionable Payment"                       2.28
                  "Regulations"                                2.10(a)
                  "Related Party"                              2.19(b)
                  "Resolution Accountants"                     Page 1
                  "Revolving Credit Agreement"                 1.2(a)
                  "Seller"                                     First Paragraph
                  "Stock"                                      Background
                  "Tax Return"                                 2.10(a)
                  "Tax" or "Taxes"                             2.10(a)
                  "Total Adjusted Capital of
                    the European Subsidiaries"                 1.2(a)
                  "U.S. GAAP"                                  1.2(c)

         7.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if sent by recognized overnight courier (in which case they shall be deemed received on the business day following the day of delivery to said courier if delivered pursuant to such courier's next day delivery service) at the following addresses (or at such other address as shall be given in writing by any party to the other):

                           If to Buyer, to:

                                    CHS ELECTRONICS, INC.
                                    2153 N.W. 86th Avenue
                                    Miami, Florida 33122
                                    ATTENTION: Claudio Osorio, President

                           With a required copy to:

                                    Greenberg, Traurig, Hoffman,
                                    Lipoff, Rosen & Quentel, P.A.
                                    1221 Brickell Avenue
                                    Miami, FL 33131
                                    ATTENTION: Paul Berkowitz, Esq.

                           If to Sellers, to:

                                    Merisel, Inc.
                                    200 Continental Boulevard
                                    El Segundo, California 90245
                                    ATTENTION: Kelly Martin, Esq.

                           With a required copy to:

                                    Skadden Arps Slate Meagher & Flom
                                    300 South Grand Avenue
                                    Los Angeles, California 90071-3144
                                    ATTENTION: Joseph Giunta, Esq.

         7.4 SUCCESSORS AND ASSIGNS. This Agreement, and all rights and powers granted and obligations created hereby, will bind and inure to the benefit of and bind the parties hereto and their respective successors and assigns. Buyer shall have the right to assign its rights, but not delegate its obligations, under this Agreement, to an affiliate of Buyer.

         7.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to principles of conflicts of laws.

         7.6 HEADINGS. The headings preceding the text of the sec- tions and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         7.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         7.8 FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         7.9 AMENDMENT AND WAIVER. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations or warranties by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

         7.10 ENTIRE AGREEMENT. This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, and the Confidentiality Agreement between Merisel and Buyer dated February 29, 1996 (which Sellers and Buyer hereby agree to abide by and as to which Sellers waive any alleged breaches based on any allegations raised to date raised by either Sellers or their affiliates) set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

         7.11 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary commercial meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         7.12 ATTORNEY'S FEES. If Buyer on the one hand or Sellers on the other hand initiates any action or proceeding to enforce or interpret any provision hereof, the prevailing party in such action or proceeding shall be entitled to recover from the other party, in addition to any damages or other relief granted as a result of or in connection with such action or proceeding, all costs and expen-ses of such suit (including any appeals proceedings), including, without limitation, reasonable attorneys' fees and the cost of investigation and discovery related to such action or proceeding.

         7.13 PUBLIC ANNOUNCEMENT. No party to this Agreement shall make or issue, or cause to be made or issued, any public announcement (whether oral or written) or written statement concerning this Agreement or the transactions contemplated hereby (except as may be required by applicable law or legal process and except to the respective directors, officers, agents and creditors of each party and, with respect to Buyer, parties from which financing for the transactions contemplated herein is sought) without the prior written consent of all other parties or as may be otherwise required by law or the rules of any stock exchange or market on which the equity securities of such party are listed or traded.

         7.14 KNOWLEDGE OF SELLERS AND BUYER. For the purposes hereof, the term "Knowledge of Sellers" shall mean the knowledge of each of the individuals listed on SCHEDULE 7.14. For the purposes hereof, the term "Knowledge of Buyer" shall mean knowledge of the President or Chief Financial Officer of Buyer.

         7.15 MATERIAL ADVERSE EFFECT. For the purposes hereof, the term "Material Adverse Effect" or a variation thereof shall mean any change or effect that, individually or when taken together with all other such changes or effects, is, or could reasonably be, or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), results of operations, properties, assets or liabilities of (i) with respect to Buyer, Buyer and its subsidiaries taken as a whole, and (ii) with respect to Sellers, Latin America, Mexico or the Subsidiaries (A) Merisel (U.K.) Limited and Merisel-UK Swiss Branch, together taken as a whole, (B) Merisel France, Inc. taken as a whole, (C) Merisel GESmbh, Merisel GmbH and Merisel Netherlands B.V., together taken as a whole and (D) Mexico and Latin America and their subsidiaries, together taken as a whole.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

                             CHS ELECTRONICS, INC.

                             By: /s/ CLAUDIO OSORIO
                                 ----------------------------------------------
                                 Claudio Osorio, President

                             MERISEL, INC.

                             By: /s/ DWIGHT STEFFENSEN
                                 ----------------------------------------------

                             MERISEL EUROPE, INC.

                             By: /s/ DWIGHT STEFFENSEN
                                 ----------------------------------------------

                      FIRST AMENDMENT TO PURCHASE AGREEMENT

         THIS IS A FIRST AMENDMENT TO PURCHASE AGREEMENT (the "Amendment") dated as of October 4, 1996 by and among CHS Electronics, Inc., a Florida corporation ("Buyer"), and Merisel, Inc., a Delaware corporation ("Merisel"), and Merisel Europe, Inc., a Delaware corporation ("Europe"). Merisel and Europe are collectively referred to herein as the "Sellers." All capitalized terms without definition used in this Amendment shall retain their respective meanings as specified in the Purchase Agreement (as defined hereafter).

                                   BACKGROUND

         Pursuant to the Purchase Agreement (the "Purchase Agreement") dated August 29, 1996 by and among the Buyer and the Sellers, the Buyer agreed to purchase and the Sellers agreed to sell the Europe Stock, the Latin America Stock and the Mexico Stock and the Europe Assets on the terms and subject to the conditions set forth in such Purchase Agreement. The Buyer and the Sellers have deemed it advisable to amend certain terms of the Purchase Agreement, subject to the terms and conditions of this Amendment.

                                      TERMS

         In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

1.1. AMENDMENT TO SECTION 1.2(A). Section 1.2(a) of the Purchase Agreement is hereby amended in its entirety as follows:

         (a) PURCHASE PRICE. The aggregate purchase price for all of the Stock and the Europe Assets (the "Purchase Price") shall be as follows: (i) Forty Million Dollars ($40,000,000) for the Latin America Stock and the Mexico Stock, subject to adjustment as set forth in Section 1.2(d)(ii) hereof (the "Latin/Mexico Purchase Price"), (ii) with respect to the Europe Stock, an amount equal to the Total Adjusted Capital of the European Subsidiaries and (iii) with respect to the Europe Assets, the book value of the Europe Assets (the "Europe Assets Value") as of the Closing Date (the aggregate of items (ii) and (iii) are defined as the "Purchase Price of Europe Stock and the Europe Assets"). Each of the Latin/Mexico Purchase Price and the Purchase Price of the Europe Stock and the Europe Assets shall be apportioned between the Latin American Stock and the Mexico Stock and among the Europe Stock and Europe Assets, respectively, in accordance with the apportionment schedules set forth on Schedule 1.2(a). "Total Adjusted Capital of the European Subsidiaries" is hereby defined to be Net Assets, excluding any Amounts Due to or from Related Parties, as defined hereafter, as adjusted by the formula set forth in Exhibit A. "Net Assets" is defined as assets reflected on the Europe Closing Balance Sheet (as such term is defined in Section 1.2(c)(i)) increased by any receivables subject to the Asset Amortization Agreement (as such term is defined in Section 1.2(b), but decreased by liabilities to third parties reflected on such balance sheet. "Amounts Due to or from Related Parties" shall include any payables to or receivables from Related Parties (as such term is defined in Section 2.19) including, without limitation, any amounts outstanding under the Revolving Credit Agreement dated as of December 26, 1993 and amended and restated as of April 12, 1996 among Europe and Merisel Americas, Inc. as borrowers and Citicorp USA Inc. as agent (the "Revolving Credit Agreement") and inter-company tax accounts but excluding deferred tax liabilities and deferred tax assets which will be assumed by the Buyer. The Purchase Price shall be further reduced by (X) $4 million for the cost of eliminating duplicative facilities and severance of redundant personnel and relocation costs and (Y) $3,216,000 representing the rent payable under certain leases in the Netherlands during the 12 months following the Closing Date. Attached as Schedule 1.2(a) is a sample calculation of what the Purchase Price would be if the same were determined on the June 30, 1996 balance sheet. Merisel and Buyer shall cause a physical inventory to be taken on the Closing Date in connection with the foregoing calculation.

1.2. AMENDMENT TO SECTIONS 1.2(B), (C)(I) AND (D). Sections 1.2(b), (c)(i) and
(d) of the Purchase Agreement are hereby amended in their entirety as follows:

         (b) PAYMENTS. The Purchase Price shall be payable as follows: on the Closing Date, Buyer shall pay (i) to Europe, by wire transfer, a cash amount (the "Europe Cash Payment") equal to the Estimated Purchase Payment Amount (as defined below) less the amount payable to Deutsche Financial Services (UK) Ltd. under the Asset Amortization Agreement as of the Closing Date and (ii) to Merisel, by wire transfer, a cash amount (the "Latin/Mexico Cash Payment") equal to Forty Million Dollars ($40,000,000). For purposes of this Agreement, the term "Estimated Purchase Payment Amount" means the dollar amount of One Hundred and Twenty Eight Million Two Hundred and Thirty Eight Thousand One Hundred and Forty Five Dollars ($128,238,145) less the amounts paid pursuant to clause (ii) above less cash transfers to Merisel prior to Closing of Sixteen Million Four Hundred and Eight Thousand Dollars ($16,408,000). In addition, Buyer shall assume the liability of Europe under the Asset Amortization Agreement between Deutsche Financial Services, (UK) Ltd., and Merisel (U.K.) Limited dated as of October 12, 1995 (the "Asset Amortization Agreement") and the liabilities and obligations set forth on SCHEDULE 1.1.

         (c)(ii) REGARDING THE CLOSING BALANCE SHEETS. (i) Promptly after the Closing Date, but in any event no later than 60 days after the Closing Date, Europe shall prepare and deliver to Buyer, or cause to be prepared and delivered to Buyer, a combining balance sheet of the European Subsidiaries and Europe Assets as of the close of business on the Closing Date (the "Europe Closing Balance Sheet"), together with the draft audit report of Deloitte & Touche, LLP thereon. The Europe Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied consistently with those U.S. GAAP principles applied in the preparation of the 1995 Balance Sheets (as defined in SECTION 2.7) (such accounting principles being, the "Accounting Principles"), except that the accounts receivable and inventory on the Europe Closing Balance Sheet will be valued utilizing the adjustments listed in Exhibit A. In addition, the combining closing balance sheet will convert foreign currencies to U.S. dollars at the closing exchange rate published in the Wall Street Journal as of the Closing Date, and the Europe Closing Balance Sheet will be prior to the application of purchase accounting and recordation of the transactions contemplated in the Agreement. MIFINCO, Inc.'s investment in shares of Merisel France, Inc. and Mexico will be valued at zero for the combining Closing Balance Sheet. The report of Deloitte & Touche, LLP shall state (without qualification as to scope of audit or other matters) that in their opinion the Europe Closing Balance Sheet presents fairly in all material respects, the net assets of Europe sold as of the Closing Date, on the basis of accounting defined in this Agreement and Exhibit A. The Europe Closing Balance Sheet shall be subject to the review of Grant Thornton L.L.P. The parties shall allow and cause the European Subsidiaries to allow the parties, Grant Thornton, L.L.P. and other representatives of the parties full and complete access to all work papers, books and records and all additional information used in preparing the Europe Closing Balance Sheet and will make their and the European Subsidiaries' officers and employees reasonably available to discuss with the parties and their representatives such papers, books, records and information. Buyer and its representatives shall be provided complete access to all work papers and other information used by Deloitte & Touche, LLP in examining the Europe Closing Balance Sheet which are not proprietary to Deloitte & Touche, LLP and Sellers and their representatives shall be provided complete access to all work papers and other information used by Grant Thornton, L.L.P. in reviewing the Europe Closing Balance Sheet which are not proprietary to Grant Thornton, LLP. The Europe Closing Balance Sheet, when delivered by Europe to Buyer, shall be deemed final, conclusive and binding on the parties and will be deemed to be the Europe Closing Balance Sheet, upon which the Purchase Price of the Europe Stock and the Europe Assets will be based, unless either Europe or Buyer notifies the other, within 10 days after receipt of the Europe Closing Balance Sheet, of its disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If neither Europe nor Buyer disagrees with the draft Europe Closing Balance Sheet, Deloitte & Touche, LLP will issue their final audit report. If there is a disagreement, and such disagreement cannot be resolved by Buyer and Europe (each of which shall use their "reasonable efforts" to so resolve the claim) within 30 days following the receipt by Europe of the Europe Closing Balance Sheet, the items in dispute shall be submitted to a nationally recognized firm of independent auditors acceptable to both Buyer and Europe (or, in the absence of agreement, the auditing firm of KPMG Peat Marwick L.L.P.) (the "Resolution Accountants"). The sole function of the Resolution Accountants shall be to select as most accurately reflecting the Europe Closing Balance Sheet, without adjustment or alteration, the Europe Closing Balance Sheet submitted by Buyer or the Europe Closing Balance Sheet submitted by Europe as the true Europe Closing Balance Sheet, and the determination by such independent auditing firm shall be binding and conclusive upon the parties. If the Resolution Accountants select the Europe Closing Balance Sheet submitted by Buyer, Europe shall pay the fees and expenses of the Resolution Accountants; if the Resolution Accountants select the Europe Closing Balance Sheet submitted by Europe, Buyer shall pay the fees and expenses of the Resolution Accountants. Europe shall pay the cost of the fees and expenses of Deloitte & Touche, L.L.P. and Buyer shall pay the cost of the fees and expenses of Grant Thornton L.L.P. There shall be no adjustment to the Purchase Price unless and until such adjustment exceeds $250,000 and only to the extent of that excess of $250,000.

           (d) POST-CLOSING DETERMINATION.

                  (i) To the extent that the Estimated Purchase Payment Amount shall have been more than the sum of the Total Adjusted Capital of the European Subsidiaries and Europe Assets Value, the amount of such difference shall be paid by Sellers to Buyer within five business days after the determination of such amount. To the extent that the Estimated Purchase Payment Amount is less than the Total Adjusted Capital of the European Subsidiaries and the Europe Assets Value, the amount of such difference shall be paid by Buyer to Europe, within five business days after the determination of such amount, by wire transfer.

           (ii) To the extent that the amount of the shareholders equity of Latin America and Mexico as set forth on the Latin/Mexico Closing Balance Sheet, assuming all liabilities of Latin America and Mexico to Merisel or any of its other affiliates have been capitalized (the "Closing Equity Value"), is less than the sum of (x) the amount of adjusted shareholders equity of Latin America and Mexico as of June 30, 1996 which the parties hereby agree is $36,698,191 computed as shown on Schedule 1.2(a) plus (y) the net pretax earnings of Latin America and the net earnings of Mexico between July 1, 1996 and the Closing Date as reflected in the monthly financial statements of Latin America and Mexico plus any provision which would increase the reserve for inventory, receivables and/or other accruals in excess of normal provisions for inventory, receivables and/or other accruals, computed consistently with past practice, less (z) $1.5 million (the

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

"Minimum Latin/Mexico Equity Value"), the amount of such difference shall be paid to Buyer by Sellers within five business days after the determination of such amount; provided, however, that no amount in excess of $2,000,000 shall be so deducted.

1.3. AMENDMENT TO SECTIONS 1.3(A) AND (B)(III). Sections 1.3(a) and (b)(iii) of the Purchase Agreement are hereby amended in their entirety as follows:

           (a) TIME AND PLACE. The closing under this Agreement (the "Closing") will take place at 9:00 a.m., local time, on September 27, 1996 or on such later date as the conditions precedent contained in Section 5.1 and 5.2 hereof are satisfied or waived (subject, however, to the provisions of Section 5.3(a)(iv)), at the offices of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., 1221 Brickell Avenue, Miami, Florida, or at such other time, date or place as the parties shall mutually agree; provided, however, that notwithstanding the actual date of Closing, the Closing shall be deemed to have occurred on September 27, 1996. The date on which the Closing occurs is referred to herein as the "Closing Date."

           (b)(iii) DELIVERIES BY BUYER. Buyer will deliver (A) to Europe the Europe Cash Payment and (B) to Merisel the Latin/Mexico Cash Payment.

1.4 AMENDMENT TO SECTION 5.1(I). Section 5.1(i) of the Purchase Agreement is hereby amended in its entirety as follows:

           (i) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects on and as of the time of Closing, except as set forth on
Exhibit 5.1 attached hereto and incorporated herein by reference, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Buyer shall have received a certificate to such effect, signed by Sellers.

1.5 AMENDMENT TO SECTION 5.1(II). Section 5.1(ii) of the Purchase Agreement is hereby amended in its entirety as follows:

           (ii) PERFORMANCE AND COMPLIANCE. Sellers shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, and Buyer shall have received a certificate to such effect, signed by Sellers.

1.6 AMENDMENT TO SECTION 5.1(V). Section 5.1(v) of the Purchase Agreement is hereby amended in its entirety as follows:

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

           (v) REQUIRED CONSENTS. All consents and approvals of third parties, including consents of those vendors representing 90% of purchases for the eighteen months ended June 30, 1996 by Europe, Latin America, Mexico or the Subsidiaries from the vendors identified on Exhibit D, but excluding all other vendors to Latin America, Mexico or any Subsidiary to the transactions contemplated hereby shall have been obtained, except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, and all waiting periods specified by law the passing of which is necessary for the consummation of such transactions (including without limitation any waiting periods under applicable governmental laws) shall have passed or been terminated.

1.7 AMENDMENT TO SECTION 5.1(VII). Section 5.1(vii) of the Purchase Agreement is hereby amended in its entirety as follows:

           (vii) EXECUTIVE MANAGEMENT. Sellers shall have terminated, without cost to any of Europe, Latin America, Mexico or any of the Subsidiaries, and without liability to any of the foregoing, all employment and other agreements with those individuals listed on Schedule 5.1, except as set forth on Exhibit
5.1 attached hereto and incorporated herein by reference; provided, however, that if Buyer or its affiliates rehire any individual listed on Schedule 5.1 prior to or on the date of Closing, or within one year thereafter, Buyer will reimburse Sellers for any severance costs paid by them to such individual.

1.8 DELETION OF SECTION 5.1(IX). Section 5.1(ix) is hereby deleted in its entirety.

1.9 AMENDMENT TO SECTION 5.1(X). Section 5.1(x) of the Purchase Agreement is hereby amended in its entirety as follows:

           (x) MATERIAL CHANGES. Since the date hereof, there shall not have been any material adverse change in the financial condition, assets, liabilities, net worth, earning power or business of Latin America, Mexico or any of the Subsidiaries, except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, and Buyer shall have received a certificate to such effect, signed by the chief executive officer of each of the Sellers on behalf of each of the Sellers.

1.10 AMENDMENT TO SECTION 5.1(XI). Section 5.1(xi) of the Purchase Agreement is hereby amended in its entirety as follows:

           (xi) PERMITS AND LICENSES REQUIRED. Buyer shall have received all licenses, permits and certificates and governmental approvals listed on Schedule 2.16, except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, applicable to it.

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

1.11 AMENDMENT TO SECTION 5.1(XVI). Section 5.1(xvi) of the Purchase Agreement is hereby deleted in its entirety.

1.12 AMENDMENT TO SECTION 5.1(XX). Section 5.1(xx) of the Purchase Agreement is hereby amended in its entirety as follows:

           (xx) MIAMI, FLORIDA LEASE. Sellers shall have delivered to Buyer an assignment of the lease or a sublease and agreements set forth on Schedule 5.1(xx), except as set forth on Exhibit 5.1 attached hereto and incorporated herein by reference, to the extent permitted by the terms of such agreements; provided, in each case that Buyer assumes all obligations thereunder.

1.13 Deletion of Section 5.2(vi). Section 5.2(vi) is hereby deleted in its entirety.

1.14 AMENDMENT TO ARTICLE VI. Article VI of the Purchase Agreement is hereby amended to include the following additional Section:

           6.17 CONDITIONAL ACQUISITION OF THE MEXICO STOCK. Buyer and Sellers hereby agree that the consummation of the acquisition of the Mexico Stock (the "Acquisition") upon the Closing of this Purchase Agreement is subject to revocation upon the disapproval of the Mexican Federal Competence Commission ("Comision Federal de Competencia Economica" hereinafter referred to as the "CFC") of such Acquisition. Therefore, if the CFC disapproves the Acquisition, the Buyer shall return the Mexico Stock to Sellers and Sellers shall return all consideration received from Buyer with respect to such Mexico Stock within five business days of the date of such disapproval. In addition, Buyer and Sellers hereby agree to take all necessary action to obtain CFC approval of the Acquisition, including the filing of appropriate notification applications.

1.15 AMENDMENT TO SECTION 7.2. Section 7.2 is hereby amended to delete the terms "Escrow Agent," "Escrow Agreement" and "Escrow Payment."

1.16 AMENDMENT TO SCHEDULE 1.1. Schedule 1.1 of the Purchase Agreement is hereby amended to include such additional text as set forth in Exhibit A attached hereto.

1.17 AMENDMENT TO SCHEDULE 1.2(A). Schedule 1.2(a) of the Purchase Agreement is hereby amended in its entirety to read as provided in Exhibit B attached hereto.

1.18 DELETION OF EXHIBIT B. Exhibit B of the Purchase Agreement is hereby deleted.

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

                                   ARTICLE II.

2.1 EFFECT OF AMENDMENT. Except as expressly provided in Article I of this Amendment, nothing shall affect or be deemed to affect any provisions of the Purchase Agreement, and, except only to the extent that they may be varied hereby, the Buyer and Sellers hereby ratify and confirm all of their agreements and obligations contained in the Purchase Agreement, as amended hereby.

2.2 COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

2.3 GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to principles of conflicts of laws.

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

           IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

                         CHS ELECTRONICS, INC.

                         By: /s/ CLAUDIO OSORIO
                             -----------------------------------------
                             Claudio Osorio, Chief Executive
                             Officer

                         MERISEL, INC.

                         By: /s/ DWIGHT STEFFENSEN
                             -----------------------------------------
                             Dwight Steffensen, Chief Executive
                             Officer

                         MERISEL EUROPE, INC.

                         By: /s/ DWIGHT STEFFENSEN
                             -----------------------------------------
                             Dwight Steffensen, Chief Executive
                             Officer

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